WOW WEE LIMITED

- and –

WOW WEE GROUP COMPANY

- and –

WOWWEE MARKETING, INC.

- and -

OPTIMAL GROUP INC.

- and -

POWER ASSETS PACIFIC LTD.

- and -

RICHARD YANOFSKY

- and -

PETER YANOFSKY

- and -

DAVID GOLDHAR

- and -

ERIC LAU TUNG CHING

ASSET PURCHASE AGREEMENT September 26, 2007

Page

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION	2
1.1 Definitions	2
1.2 Certain Rules of Interpretation	24
1.3 Knowledge	25
1.4 Entire Agreement	26
1.5 Schedules	26
ARTICLE 2 PURCHASE AND SALE	27
2.1 Action by WW Limited and HKSub	27
2.2 Action by WW Group and Cansub	28
2.3 Action by WW Marketing and USSub	29
2.4 Place of Closing	30
2.5 No Assumption of Excluded Liabilities	30
2.6 Assignment of Restricted Rights	30
ARTICLE 3 PURCHASE PRICE	32
3.1 Purchase Price	32
3.2 Satisfaction of Purchase Price	33
3.3 Allocation of Purchase Price	34
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE VENDOR	34
4.1 Status of WW Limited and PAP	34
4.2 Status of WW Marketing	35
4.3 Status of WW Group	35
4.4 Registration	35
4.5 Residence of the Vendor	35
4.6 No Subsidiaries	36
4.7 Due Authorization and Enforceability of Obligations	36
4.8 Absence of Conflicts	36
4.9 Regulatory Approvals	37
4.10 Investment Canada Act (Canada)	37
4.11 Financial Statements	37
4.12 Absence of Undisclosed Liabilities	38
4.13 Absence of Changes and Unusual Transactions	38
4.14 Non-Arm’s Length Transactions	41
4.15 No Joint Venture Interests or Strategic Alliances	41
4.16 Absence of Guarantees	41
4.17 Major Suppliers and Customers	42
4.18 Sufficiency of Assets	42
4.19 Title to Certain Assets	42
4.20 Condition of Certain Assets	42
4.21 Location of the Assets	43

-i-

(continued)

Page

4.22 Inventories	43
4.23 Collectibility of Accounts Receivable	43
4.24 Compliance with Law	43
4.25 Governmental Authorizations	44
4.26 Restrictive Covenants	44
4.27 Technology	44
4.28 Equipment Contracts	47
4.29 Owned Real Property	47
4.30 Leased Real Property	47
4.31 Real Property Generally	48
4.32 Environmental Matters	51
4.33 Employment Matters	53
4.34 Collective Agreements	55
4.35 Pension and Other Benefit Plans	55
4.36 Personal Information	59
4.37 Insurance	59
4.38 Material Contracts	60
4.39 Copies of Contracts, etc.	60
4.40 Litigation	60
4.41 Tax Matters	61
4.42 Books and Records	62
4.43 Trade Allowances	62
4.44 Third Party Consents	62
4.45 No Broker	63
4.46 Bulk Sales	63
4.47 Solvency	63
4.48 Cash Balance	64
4.49 Banking Facilities	64
4.50 Private Placement	65
4.51 Manufacturer Processes	68
4.52 Full Disclosure	68
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	69
5.1 Status of the Purchaser	69
5.2 Due Authorization and Enforceability of Obligations	69
5.3 Absence of Conflicts	69
5.4 Litigation	70
5.5 No Broker	70
5.6 Delivery of Shares	71
5.7 Public Disclosure	71
5.8 Financial Statements	71
5.9 Rule 144	72

-ii-

(continued)

Page

ARTICLE 6 NON-WAIVER; SURVIVAL	72
6.1 Non-Waiver	72
6.2 Nature and Survival	72
ARTICLE 7 PURCHASER’S CONDITIONS PRECEDENT	73
7.1 Authorizations	74
7.2 Corporate Certificates	74
7.3 Truth and Accuracy of Representations of Vendor at the Closing Time	74
7.4 Performance of Obligations	74
7.5 Receipt of Closing Documentation	75
7.6 Opinion of Counsel for Vendor	75
7.7 Consents, Authorizations and Registrations	76
7.8 Encumbrances	76
7.9 Banking Facilities	77
7.10 Bulk Sales Compliance	77
7.11 Non-Competition	77
7.12 Employee Releases	77
7.13 No Material Damage	78
7.14 Key Employees	78
7.15 Intellectual Property Assignments	78
7.16 Guarantee	78
7.17 No Material Adverse Effect	79
ARTICLE 8 VENDOR’S CONDITIONS PRECEDENT	79
8.1 Truth and Accuracy of Representations of the Purchaser at Closing Time	79
8.2 Performance of Obligations	80
8.3 Opinion of Counsel for Purchaser	80
8.4 Listing of Optimal Shares	80
8.5 Optimal Material Adverse Effect	80
ARTICLE 9 OTHER COVENANTS OF THE PARTIES	81
9.1 Conduct of Business Prior to Closing	81
9.2 Access for Investigation	83
9.3 Change Vendor’s Name	84
9.4 Employees	84
9.5 Pension and Benefit Plans	85
9.6 Sales and Transfer Taxes	85
9.7 Income Tax Elections	86
9.8 Preservation of Records	87
9.9 Vendor’s Future Actions	87
9.10 Guarantee	88

-iii-

(continued)

Page

9.11 Submission to Jurisdiction	88
9.12 Insurance	89
9.13 Financial Statements	90
9.14 Hold Periods	91
9.15 Securities Filings	92
9.16 Warranty Obligations	92
9.17 Intellectual Property Assignments	92
9.18 Actions to Satisfy Closing Conditions	93
ARTICLE 10 INDEMNIFICATION	93
10.1 Indemnification by the Vendor	93
10.2 Indemnification by the Purchaser	96
10.3 Indemnification Procedures for Third Party Claims	97
10.4 Tax Status of Indemnification Payments	98
10.5 Exclusive Remedy	99
10.6 Trustee and Agent	100
ARTICLE 11 GENERAL	100
11.1 Public Notices	100
11.2 Expenses	100
11.3 Notices	101
11.4 Assignment	104
11.5 Enurement	104
11.6 Amendment	104
11.7 Further Assurances	104
11.8 Language	105
11.9 Execution and Delivery	105

-iv-

THIS ASSET PURCHASE AGREEMENT is made this 26th day of September, 2007

BETWEEN:

WOW WEE LIMITED, a corporation incorporated under the laws of Hong Kong, the registered office of which is at Unit 301 A-C, Energy Plaza, 92 Granville Road, Tsimshatsui East, Kowloon, Hong Kong (“WW Limited”),

- and -

WOW WEE GROUP COMPANY, a company governed by the laws of Nova Scotia (“WW Group”),

- and -

WOWWEE MARKETING, INC., a corporation governed by the laws of California (“WW Marketing” and, collectively with WW Limited and WW Group, the “Vendor”),

- and -

OPTIMAL GROUP INC., a corporation governed by the laws of Canada, (“Optimal”),

- and -

POWER ASSETS PACIFIC LTD., a corporation governed by the laws of the British Virgin Islands, (“PAP”),

- and -

RICHARD YANOFSKY, an individual residing at 31 Glenmore Road, Hampstead, Quebec, Canada H3X 3N2, (“Richard Yanofsky”),

- and -

PETER YANOFSKY , an individual residing at 1467 La Jolla Ranch Road, La Jolla, California, U.S.A. 92037, (“Peter Yanofsky”),

- and -

DAVID GOLDHAR, an individual residing at 55 Thombank Road, Thornhill, Ontario, Canada L4J LA1, (“Goldhar”),

- and -

ERIC LAU TUNG CHING, an individual residing at Flat C, 12th floor, No. 8 Stubbs Road, Shiu Fai Terrace, Hong Kong, (“Lau”, and collectively with PAP, Richard Yanofsky, Peter Yanofsky and Goldhar, the“Guarantors”).

RECITALS:

A.

WW Limited carries on the Business and WW Group and WW Marketing are the owners of certain limited assets and property which they have acquired in order to satisfy their respective obligations to provide certain services to WW Limited.

B.

The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor substantially all of the assets, property and undertaking of and relating to the Business, on the terms and conditions of this Agreement.

C.	The Guarantors have agreed to guarantee the performance of the obligations of the Vendor under this Agreement.

THEREFORE the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement the following words and terms have the meanings set out below:

“Accounts Payable” means amounts relating to the Business owing to any Person as of the Closing Time, which are incurred in connection with the purchase of goods or services in the ordinary course of business and in accordance with the terms of this Agreement;

“Accounts Receivable” means accounts receivable, bills receivable, trade accounts, book debts and insurance claims and other amounts due or deemed to be due to the Vendor, including refunds and rebates receivable but excluding the Shareholder Loans and the Excluded Receivables;

“Accredited Investor” has the meaning given in Section 4.50;

“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control ” and any derivation thereof means the possession, directly or indirectly, of the power to direct the management and policiesof a Person whether through the ownership of voting securities or otherwise;

“Agreement” means this Asset Purchase Agreement, including all schedules, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Appurtenances” means privileges, rights, easements and appurtenances both at law and equity belonging to or for the benefit of Real Property, including means of access between Real Property and a public way, rights in respect of or for any other uses upon which the present use is dependent (such as pipelines, cables, railway sidings) and rights existing in and to any streets, alleys, passages and other rights-of-way;

“arm’s length” has the meaning that it has for purposes of the Income Tax Act (Canada);

“Assumed Contracts” means the Contracts listed on Schedule 1.1(A);

“Assumed Employee Obligations” means the obligations assumed by the Purchaser pursuant to Section 9.4;

“Assumed Liabilities” means, collectively, the WW Group Liabilities, WW Limited Liabilities and WW Marketing Liabilities;

“Balance Sheet” means the balance sheet of WW Limited as at December 31, 2006, of WW Group as at December 31, 2006 or of WW Marketing as at May 31, 2007, as the case may be, forming part of the Financial Statements;

“Banking Facilities” means any loan, line of credit, letter of credit or other Contract pursuant to which a financial institution has provided credit to the Vendor;

“BAR Statements” has the meaning given in Section 9.13(a);

“Benefit Plans” means plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which the Vendor is a party or bound or in which the Employees participate or under which the Vendor has, or will have, any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its Employees or former employees of the Business, directors or officers, individuals working on contract with the Vendor relating to the Business or other individuals providing services to the Vendor relating to the Business of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Books and Records” means books and records of the Vendor or any of their Affiliates relating to the Business or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, bank passbooks and statements, files, records, assessments, correspondence, and other data and information, financial or otherwise including all data, information and databases stored on computer-related or other electronic media;

“Business” means the business conducted by the Vendor, being the conceptualization, design, development, marketing and distribution of consumer robotic toys and other electronic products;

“Business Day” means any day, other than a Saturday or Sunday, on which major banks in Montreal, Québec are generally open for commercial banking business during normal banking hours;

“Canadian GAAP” means Canadian generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants as they exist on the date of this Agreement;

“Cansub” means a corporation to be incorporated by Optimal prior to the Closing in order to purchase the WW Group Assets;

“Cash Balance” means all cash on hand or in deposit accountsand money market securities owned by the Vendor;

“Claims” includes claims, demands, complaints, grievances, actions, applications, suits, causes of action, Orders, charges, investigations, indictments, prosecutions, information or other similar processes, assessments or reassessments, judgments, arbitral awards, writs of execution, debts, liabilities, expenses, costs, fines, penalties, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including the reasonable fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

“Closing Date” means the date that is the Business Day next following the final day of the 30-day notice period for the notice of transfer of a business pursuant to the Transfer of Businesses (Protection of Creditors) Ordinance (Hong Kong) or such other date as the Purchaser and the Vendor may agree in writing as the date upon which the Closing shall take place, provided that the Closing Date shall be no later than January 1, 2008;

“Closing Time” means 10:00 a.m. (Montreal time) on the Closing Date;

“Collective Agreements” means any collective agreements (including expired collective agreements which have not been renewed) and related documents, including benefit agreements, letters of understanding, letters of intent and other written communications (including arbitration awards) with a Union relating to Employees by which the Vendor is bound or which impose any obligations upon the Vendor or set out the understanding of the parties or an interpretation with respect to the meaning of any provisions of such collective agreements;

“Contracts” means contracts, licences, leases, agreements, obligations, promises, undertakings, understandings, arrangements, documents, commitments, entitlements or engagements to which the Vendor is a party or by which the Vendor is bound or under which the Vendor has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied) relating to the Business or the Purchased Assets and includes quotations, orders, proposals or tenders which remain open for acceptance and warranties and guarantees;

“Current Liabilities” means Accounts Payable for which payment would ordinarily be expected to be made within one year of the Closing Date;

“Current Optimal Director” means any member of the board of directors of Optimal elected at or continuing in office after the 2007 annual and special meeting of shareholders of Optimal, any successor of a Current Optimal Director who has been approved by a majority of the Current Optimal Directors then on the board of directors of Optimal, and any other person who has been approved by a majority of the Current Optimal Directors then on the board of directors of Optimal;

“Employees” means, collectively the WW Limited Employees, the WW Marketing Employees and the WW Group Employees;

“Employment Contracts” means Contracts, other than Benefit Plans, whether oral or written, relating to an Employee, including any official communication or established practice relating to an Employee which imposes any obligation on the Vendor;

“Employment Offers” has the meaning given in Section 9.4(a);

“Encumbrances” means pledges, liens, charges, debentures, guarantees, pre-emptive rights, security interests, leases, title retention agreements, mortgages, hypothecs, restrictions, development or similar agreements, easements, rights-of-way, title defects, options or adverse claims or encumbrances of any kind or character whatsoever;

“Environment” means the environment or natural environment as defined in any Environmental Laws and includes air, surface water, ground water, land surface, soil, subsurface strata, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource, any sewer system and the environment in the workplace;

“Environmental Approvals” means permits, certificates, licences, authorizations, consents, agreements, instructions, directions, registrations or approvals issued, granted, conferred or required by a Governmental Authority pursuant to an Environmental Law relating to the Business or the Purchased Assets;

“Environmental Laws” means Laws relating to the Environment, product liability, or public health or safety, and includes Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, transportation, treatment, reuse, recycling, Release and disposal of Hazardous Substances;

“Equipment Contracts” means Contracts relating to Tangible Personal Property and includes motor vehicle leases, equipment leases, leases of computer hardware and computer systems, conditional sales contracts, title retention agreements and other similar agreements;

“Excluded Assets” means:

(a)	the assets listed on Schedule 1.1(B);
(b)	the Shareholder Loans;
(c)	the Excluded Receivables;
(d)	the shares of WW Marketing owned by WW Limited;
(e)	the minute books and corporate records of the Vendor, copies of which shall be provided to the Purchaser at Closing or promptly thereafter; and
(f)	Contracts relating to the foregoing;

“Excluded Liabilities” means any liability, debt or obligation of the Vendor, present or future, direct or indirect, known or unknown, absolute or contingent and whether or not relating to the Business that is not an Assumed Liability, and including, for certainty, those liabilities, debts and obligations of the Vendor listed on Schedule 1.1(D);

“Excluded Receivables” means the accounts receivable listed on Schedule 1.1(C);

“Financial Statements” means:

(a)

the audited financial statements of WW Limited for the fiscal year ended December 31, 2006 consisting of the Balance Sheet and the statements of earnings and retained earnings and cash flows and all notes thereto as reported upon by the Hong Kong member firm of KPMG International, Chartered Accountants;

(b)

the unaudited financial statements of WW Marketing for the fiscal year ended May 31, 2007 consisting of the Balance Sheet and the statements of earnings and retained earnings and cash flows and all notes thereto as reported upon by Nick Oliva, Chartered Accountant;

(c)

the unaudited financial statements of WW Group for the fiscal year ended December 31, 2006 consisting of the Balance Sheet and the statements of earnings and retained earnings and cash flows and all notes thereto as reported upon by Schwartz Levitsky Feldman LLP, Chartered Accountants,

copies of each of which are attached as Schedule 4.11;

“GAAP” means:

(a)

as it pertains to the Financial Statements or accounting of WW Limited, Hong Kong generally accepted accounting principles comprising Hong Kong Financial Reporting Standards and interpretations issued by the Hong Kong Institute of Certified Public Accountants as they exist on the date of this Agreement;

(b)	as it pertains to the Financial Statements or accounting of WW Marketing, U.S. GAAP; and

(c)	as it pertains to the Financial Statements or accounting of the WW Group, Canadian GAAP;

“Goodwill” means the goodwill of the Business and relating to the Purchased Assets, and information and documents relevant thereto, including lists of customers and suppliers, credit information, telephone and facsimile numbers, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Business in succession to the Vendor and to all rights in respect of the name “Wow Wee” and any variations of such name;

“Governmental Authorities” means (i) any international, supranational, multinational, national, federal, provincial, state, municipal, special administrative, local or other government, (ii) any subdivision, department, court, commission, board, tribunal, bureau, agency or authority of any government, or (iii) any quasi-governmental or private body exercising any regulatory, rule-making, expropriation, taxing or other governmental or quasi-governmental authority, including any stock exchange:

(a)	having or purporting to have jurisdiction on behalf of any nation, province, territory or state or any other geographic or political subdivision of any of them; or
(b)	exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power;

“Governmental Authorizations” means authorizations, approvals, including any Environmental Approvals, franchises, Orders, certificates, consents, directives, notices, licences, permits, variances, registrations or other rights issued to or required by the Vendor relating to the Business or any of the Purchased Assets by or from any Governmental Authority;

“Guarantee” has the meaning given in Section 7.16;

“Hazardous Substances” means pollutants, contaminants, wastes of any nature, hazardous substances, hazardous materials, toxic substances, prohibited substances, dangerous substances or dangerous goods as defined, judicially interpreted or identified in any Environmental Laws including asbestos, asbestos containing materials, mould, microbial organisms or substances related thereto;

“HKSub” means a corporation to be incorporated by Optimal prior to the Closing in order to purchase the WW Limited Assets;

“Hong Kong” means The Hong Kong Special Administrative Region of the People’s Republic of China;

“Improvements” means plants, buildings, structures, fixtures, erections and improvements located on, over, under or upon the Real Property or included in Purchased Assets and mechanical, electrical, plumbing, heating and air-conditioning systems relating to the Real Property, including any of the foregoing under construction;

“Indemnified Party” has the meaning given in Section 10.3;

“Indemnifying Party” has the meaning given in Section 10.3;

“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites for the Business, databases, telecommunications equipment and facilities and other information technology systems owned, used or held by the Vendor for use in or relating to the Business;

“Insolvent” means, with respect to any of WW Limited, WW Group or WW Marketing, being deemed insolvent or unable to pay its debts under any Law or that the sum of the debts and other probable liabilities of such company exceeds the fair saleable value of such company’s assets;

“Intellectual Property” means intellectual property rights, whether registered or not, owned, used or held by the Vendor for use in or relating to the Business, including:

(a)

inventions, patent rights, pending patent applications (including divisionals, reissues, renewals, re-examinations, continuations, continuations-in-part and extensions) and issued patents, including those inventions, pending patent applications and issued patents listed and described in Schedule 4.27;

(b)	trade-marks, trade dress, trade-names, business names and other indicia of origin, including those listed and described in Schedule 4.27;
(c)	copyrights and copyright rights, including the copyright registrations and applications listed and described in Schedule 4.27;
(d)	industrial designs and similar rights, including those registrations and applications listed and described in Schedule 4.27;
(e)	integrated circuit topographies and similar rights, including those registrations and applications listed and described in Schedule 4.27;
(f)	rights of publicity (including rights in the name, image, voice and personality of any individuals, whether living or deceased), including those listed and described in Schedule 4.27;
(g)	trade-secrets, confidential information and other proprietary know-how; and
(h)	the right to sue and collect damages for past infringements of any of the foregoing;

“Inventories” means items that are held by the Vendor, or other Persons on a consignment basis, for sale, license, rental, lease or other distribution in the ordinary course of business, or are being produced for sale, or are to be consumed, directly or indirectly, in the production of goods or services to be available for sale, of every kind and nature and wheresoever situate relating to the Business, including inventories of raw materials, work-in-progress, finished goods and by-products, operating supplies and packaging materials;

“Laws” means applicable laws (including common law and civil law), statutes, by-laws, rules, regulations, Orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority;

“Leased Real Property” means lands and/or premises which are used by the Vendor relating to the Business and which are leased, subleased, licensed to or otherwise occupied by the Vendor and the interest of the Vendor in Improvements and Appurtenances;

“Legacy Benefit Plan Members” means persons who are not Employees, former employees of the Business, directors or officers, individuals working on contract with the Vendor relating to the Business or other individuals providing services to the Vendor relating to the Business of a kind normally provided by employees (or any spouses, dependants, survivors or beneficiaries of any such persons);

“Market Price” means the average of the daily closing sale prices per share of the Optimal Shares on each of the 20 consecutive trading days through and including the trading day immediately preceding the date of determination. The closing sale price per share of the Optimal Shares shall be the closing board lot sale price as reported by the NASDAQ Stock Market;

“Material Adverse Effect” means any fact, event, change, effect or circumstance that individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the financial condition, assets, business, results of operations or prospects of the Business;

“Material Contracts” means Contracts (i) involving aggregate payments to or by the Vendor in excess of $100,000, (ii) involving rights or obligations that may reasonably extend beyond twelve months and which do not terminate or cannot be terminated by the Vendor without penalty on less than 30 days notice, (iii) which are outside the ordinary course of the Business, (iv) which restrict in any way the Business or activities of the Vendor relating to the Business or (v) which are otherwise material to the Business;

“MPF Scheme” means a mandatory provident scheme within the meaning given to that term under the Mandatory Provident Fund Schemes Ordinance under the laws of Hong Kong in which the Vendor has participated for the benefit of the Employees or other statutorily required provident scheme under any Law applicable to the Vendor for the benefit of any Employee;

“Notice” has the meaning given in Section 11.3;

“Open Source Software” means any software that is available as free software, publicly available software, open source software or under any other public licensing or distribution models that are made available on conditions which may restrict certain uses or impose certain requirements in connection with sublicensing or distribution, including a requirement that the software and software derived from it, be distributed in source code format, be redistributed at no charge, or require attribution for the use of such source code;

“Optimal Change of Control” means the occurrence of any of:

(a)

the acquisition by an arm's length third party, directly or indirectly, by way of take-over bid, merger or other similar procedure, of outstanding shares of Optimal representing more than fifty percent (50%) of the votes attaching to all outstanding voting shares of Optimal;

(b)	the acquisition by an arm's length third party, directly or indirectly, of all or substantially all of the assets of the Business; or
(c)	one-half or more of the members of the board of directors of Optimal consisting of persons other than Current Optimal Directors;

“Optimal Material Adverse Effect” means any fact, event, change, effect or circumstance affecting Optimal that has a material adverse effect on the ability of the Purchaser to operate the Business following Closing in substantially the same manner as operated by Vendor prior to the date hereof, other than any fact, event, change, effect or circumstance (a) known to Vendor at the date hereof or (b) resulting from or arising as a result of a breach of a representation, warranty or covenant of Vendor contained herein;

“Optimal Shares” means the Class “A” shares in the capital of Optimal;

“Orders” means orders, injunctions, judgments, administrative complaints, decrees, rulings, awards, assessments, directions, instructions, penalties or sanctions issued, filed or imposed by any Governmental Authority or arbitrator and includes Remedial Orders;

“ORSO Scheme” means an occupational retirement scheme registered as a registered scheme under section 18 of the Occupational Retirement Schemes Ordinance of the Laws of Hong Kong, in which the Vendor has operated, contributed or participated for the benefit of any Employees;

“Owned Real Property” means real property used in or reasonably required for the Business, owned or purported to be owned in fee simple or pursuant to a government lease or government grant by the Vendor, and real property used in or reasonably required for the Business, other than Leased Real Property, in which the Vendor has an interest, including all Improvements and Appurtenances;

“Parties” means the Vendor, the Purchaser and the Guarantors collectively, and “Party” means any one of them;

“Pension Plans” means Benefit Plans providing pensions, superannuation benefits or retirement savings, including pension plans, top-up pensions and supplemental pensions;

“Pension Plan Unfunded Liability” means an unfunded liability in respect of any Pension Plan, including a going concern unfunded liability, a solvency deficiency or wind-up deficiency;

“Permitted Encumbrances” means the Encumbrances listed in Schedule 4.19;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Personal Information” means information in the possession or under control of the Vendor about an identifiable individual;

“PRC” or “The People’s Republic of China” means the People’s Republic of China excluding Hong Kong, The Macau Special Administrative Region and Taiwan;

“Prepaid Expenses and Deposits” means expenses of Vendor which have been paid in advance of the date on which the related goods or services are to be delivered or performed;

“Product” means any product directly or indirectly manufactured, marketed or sold by the Vendor (including, without limitation, any product manufactured, marketed or sold to wholesalers, distributors, retailers or end-user customers) at any time prior to or on the Closing Date;

“Proprietary Software” means software owned by the Vendor and used in the conduct of its Business or embedded in the Products manufactured, marketed or distributed by the Vendor;

“Purchased Assets” means:

(a)	the WW Group Assets; and
(b)	the WW Limited Assets; and
(c)	the WW Marketing Assets;

“Purchase Price” has the meaning given in Section 3.1;

“Purchaser” means, collectively, Optimal and HKSub, Cansub and USSub;

“Purchaser Indemnified Parties” has the meaning given in Section 10.1;

“Real Property” means Owned Real Property and Leased Real Property;

“Real Property Leases” means Contracts, including tenancy agreements or licenses, pursuant to which the Vendor uses or occupies the Leased Real Property, including all rights to related Improvements and Appurtenances;

“Regulation D” has the meaning given in Section 4.50;

“Release” has the meaning prescribed in any Environmental Law and includes any release, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction, whether accidental or intentional;

“Remedial Orders” means Orders issued, filed, imposed or threatened by any Governmental Authority pursuant to any Environmental Laws and include Orders requiring investigation, the cessation of any use or activities, assessment or remediation of any site or Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated or requiring any form of payment or co-operation be provided to any Governmental Authority;

“Restricted Right” means any Contract or Governmental Authorization which by its terms requires consent or approval of the other party or parties thereto or the issuer for completion of the transactions contemplated by this Agreement or in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Vendor or the Purchaser relating to the Business under such Contract or Governmental Authorization;

“Shareholder Loans” means the loans receivable by WW Limited from the Guarantors, any of their Affiliates or any entity controlled by a Guarantor that are listed on Schedule 1.1(E);

“Statutory Plans” means statutory benefit plans which the Vendor is required to participate in or comply with, including plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation and without any limitation to the foregoing, including any statutorily required employee compensation insurance, ORSO Schemes and MPF Schemes;

“Tangible Personal Property” means machinery, equipment, furniture, furnishings, office equipment, computer hardware, supplies, components, materials, vehicles, material handling equipment, implements, parts, tools, jigs, dies, moulds, patterns, tooling and spare parts and tangible assets (other than Real Property and Inventory) owned or used or held by the Vendor for use in or relating to the Business, including: (a) any of the foregoing which are in storage or in transit; (b) other tangible personal property of the Vendor used in or relating to the Business whether located in or on the Real Property or elsewhere; (c) any of the foregoing which may be attached to Real Property but are not Improvements; and (d) the assets listed in Schedule 1.1(F);

“Tax Returns” includes returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” includes taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions;

“Technical Information” means know-how and related technical knowledge owned, used or held by the Vendor for use in or relating to the Business, including:

(a)	trade secrets, confidential information and other proprietary know-how;
(b)	public information and non-proprietary know-how;

(c)	information of a scientific, technical, financial or business nature regardless of its form;
(d)	uniform resource locators, domain names, telephone, telecopy, internet protocol and email addresses, and UPC consumer packaging codes; and
(e)

documented research, forecasts, studies, marketing plans, budgets, market data, developmental, demonstration or engineering work, information that can be used to define a design or process or procure, produce, support or operate material and equipment, methods of production and procedures, all formulas and designs and drawings, blueprints, patterns, plans, flow charts, parts lists, manuals and records, specifications, and test data;

“Technology” means Intellectual Property, Technical Information, Information Technology and Proprietary Software;

“Termination Without Cause” means, in the case of Richard Yanofsky, termination in accordance with section 10.1(d) of the employment agreement to be entered into between Richard Yanofsky and Cansub at Closing and, in the case of Peter Yanofsky, termination in accordance with section 10.1(d) of the employment agreement to be entered into between Peter Yanofsky and USSub at Closing;

“Union” means an organization of employees formed for purposes that include the regulation of relations between employees and employers and includes a provincial, territorial, national or international union, a certified council of unions, a designated or certified employee bargaining agency, and any organization which has been declared a union pursuant to applicable labour relations legislation or which may qualify as a union;

“U.S. Compatible Foreign Workplace Standards” means, without limitation, the following labour standards: (i) full compliance with the applicable laws, rules and regulations of the country where the facility is located; (ii) payment to workers of at least the minimum wage prescribed by applicable local law; (iii) limitation of working hours and overtime to a level consistent with humane and productive working conditions; (iv) no use of prison, indentured, bonded or involuntary labour; (v) no use of workers who are younger than the compulsory age to be in school or the minimum legal working age in the country; (vi) provision to all workers of a safe and healthy work environment; (vii) employment of workers on the basis of ability to do the job and not on the basis of other personal characteristics or beliefs; (viii) no use of corporal punishment or any other form of physical or psychological coercion against workers; (ix) recognition and respect of the lawful exercise of workers' rights to free association; and (x) full compliance with applicable environmental laws and regulations;

“U.S. GAAP” means United States generally accepted accounting principles as they exist on the date of this Agreement;

“U.S. Securities Act” has the meaning given in Section 4.50;

“USSub” means a corporation to be incorporated by Optimal prior to the Closing in order to purchase the WW Marketing Assets;

“Vendor Indemnified Parties” has the meaning given in Section 10.2;

“Warrants” means the warrants to purchase, at an exercise price equal to the Market Price as of the date of this Agreement, 820,000 Optimal Shares, to be issued to WW Limited by Optimal in partial consideration of the portion of the Purchase Price payable by HKSub to WW Limitedon the Closing Date in accordance with Sections 3.1 and 3.2;

“WW Group Assets” means all of WW Group’s right, title and interest in, to and under, or relating to, the assets, property and undertaking, owned or used or held by WW Group for use in, or relating to the Business, including the right, title and interest of WW Group in the following properties, assets and rights:

(a)	the Accounts Receivable and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor relating to the Business;
(b)	the Cash Balance;
(c)	the Books and Records;
(d)	the Assumed Contracts listed on Schedule 1.1(A);
(e)	the Goodwill;
(f)	the Governmental Authorizations;
(g)	the Inventories;
(h)	the Real Property;
(i)	the Prepaid Expenses and Deposits;
(j)	the Tangible Personal Property;
(k)	the Technology; and
(l)	all other rights, properties and assets of WW Group used in or held by WW Group for use in or relating to the Business, of whatsoever nature or kind and wherever situated,

other than any right, title or interest of WW Group in the Excluded Assets;

“WW Group Employees” means individuals currently actively employed by WW Group, on a full-time, part-time or temporary basis, relating to the Business;

“WW Group Liabilities” means the Current Liabilities of WW Group, plus the liabilities and obligations of WW Group relating to the Business accrued, due on, or accruing due subsequent to the Closing Date under the Assumed Contracts, the Governmental Authorizations and the sales allowances and other obligations or liabilities of WW Group to be assumed by the Purchaser listed on Schedule 1.1(G) but excluding, in each case, liabilities to WW Limited or WW Marketing, or their respective directors, officers, former directors or officers, shareholders or employees, or the directors, officers, former directors or officers, shareholders or employees of WW Group (with the exception of Assumed Employee Obligations) and any liability resulting from a default of WW Group;

“WW Limited Assets” means all of WW Limited’s right, title and interest in, to and under, or relating to, the assets, property and undertaking, owned or used or held by WW Limited for use in, or relating to the Business, including the right, title and interest of WW Limited in the following properties, assets and rights:

(a)	the Accounts Receivable and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor relating to the Business;
(b)	the Cash Balance;
(c)	the Books and Records;
(d)	the Assumed Contracts listed on Schedule 1.1(A);
(e)	the Goodwill;
(f)	the Governmental Authorizations;
(g)	the Inventories;
(h)	the Real Property;
(i)	the Prepaid Expenses and Deposits;
(j)	the Tangible Personal Property;

(k)	the Technology; and
(l)	all other rights, properties and assets of WW Limited used in or held by WW Limited for use in or relating to the Business, of whatsoever nature or kind and wherever situated,

other than any right, title or interest of WW Limited in the Excluded Assets;

“WW Limited Employees” means individuals currently actively employed by WW Limited, on a full-time, part-time or temporary basis, relating to the Business;

“WW Limited Liabilities” means the Current Liabilities of WW Limited and the Banking Facilities, plus the liabilities and obligations of WW Limited relating to the Business accrued, due on, or accruing due subsequent to the Closing Date under the Assumed Contracts, the Governmental Authorizations and the sales allowances and other obligations or liabilities of WW Limited to be assumed by the Purchaser listed on Schedule 1.1(G) but excluding, in each case, liabilities to WW Group or WW Marketing, or their respective directors, officers, former directors or officers, shareholders or employees, or the directors, officers, former directors or officers, shareholders or employees of WW Limited (with the exception of Assumed Employee Obligations) and any liability resulting from a default of WW Limited;

“WW Marketing Assets” means all of WW Marketing’s right, title and interest in, to and under, or relating to, the assets, property and undertaking, owned or used or held by WW Marketing for use in, or relating to the Business, including the right, title and interest of WW Marketing in the following properties, assets and rights:

(a)	the Accounts Receivable and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor relating to the Business;
(b)	the Cash Balance;
(c)	the Books and Records;
(d)	the Assumed Contracts listed on Schedule 1.1(A);

(e)	the Goodwill;
(f)	the Governmental Authorizations;
(g)	the Inventories;
(h)	the Real Property;
(i)	the Prepaid Expenses and Deposits;
(j)	the Tangible Personal Property;
(k)	the Technology; and
(l)	all other rights, properties and assets of WW Marketing used in or held by WW Marketing for use in or relating to the Business, of whatsoever nature or kind and wherever situated,

other than any right, title or interest of WW Marketing in the Excluded Assets;

“WW Marketing Liabilities” means the Current Liabilities of WW Marketing, plus the liabilities and obligations of WW Marketing relating to the Business accrued, due on, or accruing due subsequent to the Closing Date under the Assumed Contracts, the Governmental Authorizations and the sales allowances and other obligations or liabilities of WW Marketing to be assumed by the Purchaser listed on Schedule 1.1(G) but excluding, in each case, liabilities to WW Limited or WW Group, or their respective directors, officers, former directors or officers, shareholders or employees, or the directors, officers, former directors or officers, shareholders or employees of WW Marketing (with the exception of Assumed Employee Obligations) and any liability resulting from a default of WW Marketing; and

“WW Marketing Employees” means individuals currently actively employed by WW Marketing, on a full-time, part-time or temporary basis, relating to the Business.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)

Consent – Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States.
(c)

Governing Law – This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable in the Province of Québec.

(d)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.
(e)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.
(f)

No Strict Construction – The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h)

Severability – If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i)

Statutory references – A reference to a statute includes all regulations and rules made pursuant to such statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(j)	Time – Time is of the essence in the performance of the Parties’ respective obligations.
(k)

Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3	Knowledge

Any reference to the knowledge of the Vendor means to the knowledge, information and belief of Peter Yanofsky, Richard Yanofsky, Eric Lau and David Goldhar after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant officers, directors and employees of the Vendor, including specifically, with respect to Technology, Davin Sufer.

1.4	Entire Agreement

This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise, including the letter of intent, dated April 25, 2007, between the Purchaser, WW Group, PAP, Richard Yanofsky, Peter Yanofsky, Goldhar and Lau. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

1.5	Schedules

The schedules to this Agreement, listed below, are an integral part of this Agreement:

Schedule	Description

Schedule 1.1(A)	Assumed Contracts
Schedule 1.1(B)	Excluded Assets
Schedule 1.1(C)	Excluded Receivables
Schedule 1.1(D)	Excluded Liabilities
Schedule 1.1(E)	Shareholder Loans
Schedule 1.1(F)	Tangible Personal Property
Schedule 1.1(G)	Other Assumed Liabilities
Schedule 3.3	Allocation of Purchase Price
Schedule 4.8	Restricted Rights
Schedule 4.9	Regulatory Approvals
Schedule 4.11	Financial Statements
Schedule 4.12	Undisclosed Liabilities

Schedule 4.13	Absence of Changes and Unusual Transactions
Schedule 4.14	Non-Arm’s Length Transactions
Schedule 4.17	Major Suppliers and Customers
Schedule 4.19	Permitted Encumbrances
Schedule 4.21	Location of the Assets
Schedule 4.25	Governmental Authorizations
Schedule 4.27	Technology
Schedule 4.28	Equipment Contracts
Schedule 4.30	Leased Real Property
Schedule 4.32	Environmental Matters
Schedule 4.33	Employment Matters
Schedule 4.35	Pension and Other Benefit Plans
Schedule 4.37	Insurance
Schedule 4.38	Material Contracts
Schedule 4.40	Litigation
Schedule 4.43	Trade Allowances
Schedule 4.44	Third Party Consents
Schedule 4.45	Broker
Schedule 4.48	Cash Balance
Schedule 4.49	Banking Facilities
Schedule 4.50	Accredited Investor Designation
Schedule 7.7	Closing Restricted Rights and Consents
Schedule 7.11	Form of Non-Compete Agreement
Schedule 7.14	Employment Agreements
Schedule 7.15	Intellectual Property Assignments

ARTICLE 2

PURCHASE AND SALE

2.1	Action by WW Limited and HKSub

Subject to the provisions of this Agreement, at the Closing Time, the Parties agree that:

(a)

Purchase and Sale of Purchased Assets – In consideration of the representations and warranties, provisions and covenants herein contained, WW Limited shall sell, transfer and assign to HKSub all of its right, title and interest in, to and under the WW Limited Assets and HKSub shall purchase the WW Limited Assets.

(b)	Assumption of Assumed Liabilities – HKSub shall assume the WW Limited Liabilities.
(c)	Payment of Purchase Price – HKSub shall pay to WW Limited the portion of the Purchase Price stipulated in Section 3.2.
(d)

Transfer and Delivery of Purchased Assets – WW Limited shall execute and deliver to HKSub all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary or desirable to effectively transfer to HKSub the WW Limited Assets; WW Limited shall deliver up to HKSub possession of the WW Limited Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(e)	Other Documents – WW Limited and HKSub shall deliver such other documents as may be necessary or desirable to complete the transactions provided for in this Agreement.

2.2	Action by WW Group and Cansub

Subject to the provisions of this Agreement, at the Closing Time, the Parties agree that:

(a)

Purchase and Sale of Purchased Assets – In consideration of the representations and warranties, provisions and covenants herein contained, WW Group shall sell, transfer and assign to Cansuball of its right, title and interest in, to and under the WW Group Assets and Cansub shall purchase the WW Group Assets.

(b)	Assumption of Assumed Liabilities – Cansub shall assume the WW Group Liabilities.
(c)	Payment of Purchase Price – Cansub shall pay to WW Group the portion of the Purchase Price stipulated in Section 3.2.

(d)

Transfer and Delivery of Purchased Assets – WW Group shall execute and deliver to Cansub all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary or desirable to effectively transfer to Cansub the WW Group Assets; WW Group shall deliver up to Cansub possession of the WW Group Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(e)	Other Documents – WW Group and Cansub shall deliver such other documents as may be necessary or desirable to complete the transactions provided for in this Agreement.

2.3	Action by WW Marketing and USSub

Subject to the provisions of this Agreement, at the Closing Time, the Parties agree that:

(a)

Purchase and Sale of Purchased Assets – In consideration of the representations and warranties, provisions and covenants herein contained, WW Marketing shall sell, transfer and assign to USSub all of its right, title and interest in, to and under the WW Marketing Assets and USSub shall purchase the WW Marketing Assets.

(b)	Assumption of Assumed Liabilities – USSub shall assume the WW Marketing Liabilities.
(c)	Payment of Purchase Price – USSub shall pay to WW Marketing the portion of the Purchase Price stipulated in Section 3.2.

(d)

Transfer and Delivery of Purchased Assets – WW Marketing shall execute and deliver to USSub all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary or desirable to effectively transfer to USSub the WW Marketing Assets; WW Marketing shall deliver up to USSub possession of the WW Marketing Assets free and clear of all Encumbrances (other than Permitted Encumbrances).

(e)	Other Documents – WW Marketing and USSub shall deliver such other documents as may be necessary or desirable to complete the transactions provided for in this Agreement.

2.4	Place of Closing

The Closing shall take place at the Closing Time at the offices of Osler, Hoskin & Harcourt LLP located at Suite 2100, 1000 De La Gauchetière Street West, Montreal, Québec, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.5	No Assumption of Excluded Liabilities

Except for the Assumed Liabilities, the Purchaser shall not assume and shall not be responsible for any of the Excluded Liabilities.

2.6	Assignment of Restricted Rights
(a)

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Restricted Right (a) which, as a matter of law, or by its terms, (i) is not assignable, (ii) is not assignable without the approval or consent of the issuer thereof or other party or parties thereto, or (b) in respect of which the completion of the transactions contemplated by this Agreement will increase the obligations or decrease the rights or entitlements of the Vendor or the Purchaser relating to the Business, without first obtaining either such approval or consent or a waiver or a modification with respect to such Restricted Rights.

(b)

If at Closing there are any Restricted Rights (other than Restricted Rights contained in the Contracts listed on Schedule 7.7) in respect of which necessary consents, approvals, waivers or modifications have not been obtained, then the Vendor shall:

(i)	continue its reasonable best efforts to obtain all consents, approvals, waivers or modifications with respect to such Restricted Rights reasonably acceptable to the Purchaser;
(ii)	enforce any rights of the Vendor arising from such Restricted Rights against the issuer thereof or the other party or parties thereto;
(iii)	at no time use any such Restricted Rights for its own purposes or assign or provide the benefit of such Restricted Rights to any other Person;

(iv)	pay over to the Purchaser, all monies or assets collected by or paid to the Vendor in respect of such Restricted Rights and prior thereto hold all such monies or assets in trust for the Purchaser; and
(v)

take all such actions and do, or cause to be done, all such things at the request of the Purchaser and co-operate with the Purchaser in any arrangements designed to ensure that the value and benefits of the applicable Restricted Rights shall be preserved and enure to the benefit of the Purchaser, including holding any such Restricted Rights in trust for the Purchaser or acting as agent for the Purchaser.

(c)

If at Closing there are any Restricted Rights contained in the Contracts listed on Schedule 7.7 in respect of which necessary consents, approvals, waivers or modifications have not been obtained, then the Purchaser may waive the closing condition under Section 7.7 with respect to such Restricted Rights and instead elect to have the Vendor continue its reasonable best efforts to obtain any necessary consents, approvals, waivers or modifications with respect to such Restricted Rights. If the Purchaser waives the condition in Section 7.7 and elects to have the Vendor continue its reasonable best efforts to obtain any necessary consents, approvals, waivers or modifications and the Closing occurs, the Vendor shall:

(i)	apply for and use its best efforts to obtain all consents, approvals, waivers or modifications reasonably acceptable to the Purchaser;
(ii)	enforce any rights of the Vendor arising from such Restricted Rights against the issuer thereof or the other party or parties thereto;
(iii)	at no time use any such Restricted Rights for its own purposes or assign or provide the benefit of such Restricted Rights to any other Person;
(iv)	pay over to the Purchaser, all monies or assets collected by or paid to the Vendor in respect of such Restricted Rights and prior thereto hold all such monies or assets in trust for the Purchaser; and
(v)

take all such actions and do, or cause to be done, all such things at the request of the Purchaser and co-operate with the Purchaser in any arrangements designed to ensure that the value and benefits of the applicable Restricted Rights shall be preserved and enure to the benefit of the Purchaser, including holding any such Restricted Rights in trust for the Purchaser or acting as agent for the Purchaser.

(d)

Once any necessary approvals, consents, waivers or modifications for any Restricted Rights referred to in Section 2.6(c)(i) have been obtained on terms reasonably acceptable to the Purchaser, the Vendor shall promptly assign, transfer, convey and deliver such Contract or Governmental Authorization to the Purchaser, and the Purchaser shall assume the obligations under such Contract or Governmental Authorization from and after the date of assignment to the Purchaser pursuant to an assignment and assumption agreement having terms substantially similar to the assignment and assumption agreement for other Contracts or Governmental Authorizations, as applicable, delivered pursuant to this Agreement.

ARTICLE 3

PURCHASE PRICE

3.1	Purchase Price

The amount payable by the Purchaser for the Purchased Assets (the “Purchase Price”) shall be as follows:

(a)	The amount payable by HKSub for the WW Limited Assets, exclusive of all applicable sales and transfer taxes, shall be:
(i)	the amount of $59,930,000; plus
(ii)	the value of the Warrants; plus
(iii)	the amount of the WW Limited Liabilities,
(b)	The amount payable by Cansub for the WW Group Assets, exclusive of all applicable sales and transfer taxes, shall be:
(i)	the amount of $60,000; plus
(ii)	the amount of the WW Group Liabilities, and
(c)	The amount payable by USSub for the WW Marketing Assets, exclusive of all applicable sales and transfer taxes, shall be:
(i)	the amount of $5,010,000; plus
(ii)	the amount of the WW Marketing Liabilities, and

3.2	Satisfaction of Purchase Price

The Purchaser shall satisfy the Purchase Price at the Closing Time as follows:

(a)	HK Sub shall:
(i)	assume the WW Limited Liabilities; and
(ii)	pay to WW Limited $49,930,000 in cash,
(b)	Optimal shall, in satisfaction of HKSub’s obligations in respect of the Purchase Price payable for the WW Limited Assets:
(i)	deliver to WW Limited that number of Optimal Shares equal to $10,000,000 divided by the Market Price on the Business Day immediately prior to the Closing Date; and
(ii)	deliver the Warrants to WW Limited,
(c)	Cansub shall:
(i)	assume the WW Group Liabilities; and
(ii)	pay to WW Group $60,000 in cash,

(d)	USSub shall:
(i)	assume the WW Marketing Liabilities; and
(ii)	pay to WW Marketing $5,010,000 in cash.

3.3	Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with the provisions of Schedule 3.3. The Vendor and the Purchaser shall report the purchase and sale of the Purchased Assets in any Tax Returns in accordance with the provisions of Schedule 3.3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

WW Limited, WW Group and WW Marketing solidarily represent and warrant to the Purchaser the matters set out below and acknowledge that Purchaser is relying on the representations and warranties in connection with the Purchaser's purchase of the Purchased Assets.

4.1	Status of WW Limited and PAP

WW Limited is a corporation duly incorporated and validly existing under the laws of Hong Kong and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its respective assets and to carry on the Business as presently conducted. PAP is a corporation duly incorporated under the laws of the British Virgin Islands and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. There is no outstanding petition, process or order for the winding up of, no receivership of the whole or any part of the undertaking or assets of, no petition, process or order for the winding up of and no application or order for the de-registration of either WW Limited or PAP.

4.2	Status of WW Marketing

WW Marketing is a corporation validly existing and in good standing under the laws of California and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on the Business as presently conducted. All of the issued and outstanding shares of capital stock of WW Marketing are validly issued, fully paid and non-assessable and are owned by WW Limited, free and clear of all options, warrants, rights of first refusal, pre-emptive rights, claims, charges and restrictions or other Encumbrances.

4.3	Status of WW Group

WW Group is a company validly existing under the laws of Nova Scotia and has all necessary corporate power, authority and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its respective assets and to carry on the Business as presently conducted.

4.4	Registration

Neither the nature of the Business nor the location or character of the assets owned or leased by the Vendor relating to the Business requires the Vendor to be registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in any jurisdiction other than Hong Kong where WW Limited is duly registered, licensed or otherwise qualified for such purpose and California where WW Marketing is duly registered, licensed or otherwise qualified for such purpose.

4.5	Residence of the Vendor
(a)	WW Group is not a non-resident of Canada for the purposes of the Income Tax Act (Canada); and
(b)	WW Limited is not a resident of the PRC and does not have a permanent establishment in the PRC for the purposes of any tax Laws.

4.6	No Subsidiaries

Except for the interest of WW Limited in WW Marketing, the Vendor does not own, or have any interest in, any shares of, or interest in, any corporation or entity which carries on, in whole or in part, the Business or any business similar to, competitive with or ancillary to the Business.

4.7	Due Authorization and Enforceability of Obligations

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor. This Agreement constitutes, and each other agreement to be executed by the Vendor in connection with the Closing will constitute, once executed and delivered, a valid and binding obligation of the Vendor enforceable against it in accordance with its terms, subject to any limitation under applicable Laws relating to (a) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other Laws of general application affecting the enforcement of creditors' rights, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.8	Absence of Conflicts

Except for the Restricted Rights which are listed on Schedule 4.8, the Vendor is not a party to, bound or affected by or subject to any:

(a)	Contract;
(b)	charter or by-law; or
(c)	Laws or Governmental Authorizations,

that would be violated, breached by, or under which default would occur or an Encumbrance would, or with notice or the passage of time would, be created, or in respect of which the obligations of the Vendor or the Purchaser relating to the Business will increase or the rights or entitlements of the Vendor or the Purchaser relating to the Business will decrease, as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement. There has been no sale, assignment, subletting, licensing or granting of any rights in or other disposition of or in respect of any of the Purchased Assets or any part thereof or any granting of any Contract or right capable of becoming an agreement or option for the purchase, assignment, subletting, licensing or granting of any rights in or other disposition of any of the Purchased Assets or any part thereof other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Vendor in the ordinary course of business.

4.9	Regulatory Approvals

Except as disclosed in Schedule 4.9, no approval, Order, consent of or filing with any Governmental Authority is required on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the obligations of the Vendor under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.10	Investment Canada Act(Canada)

The Business is not engaged in any of the activities described in section 14.1(5) of the Investment Canada Act (Canada).

4.11	Financial Statements

The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of preceding periods, are complete and accurate and:

(a)	present fairly all of the assets, liabilities and financial position of the Business as at the dates of the relevant statements;

(b)	present fairly the sales, earnings, results of operation and cash flow of the Business for the periods covered by the Financial Statements; and
(c)

make full provision or reserve for all Taxes, including deferred or provisional Taxes, in respect of all accounting periods before the Closing Date for which the Vendor may be liable in respect of the Business.

4.12	Absence of Undisclosed Liabilities

The Vendor has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise), which continue to be outstanding, except (a) as disclosed in the Financial Statements, (b) which have been incurred in the ordinary course of business or (c) as disclosed on Schedule 4.12.

4.13	Absence of Changes and Unusual Transactions

Other than as disclosed on Schedule 4.13, since the date of the Balance Sheet:

(a)

there has not been any change in the financial condition, operations, assets, liabilities or prospects of the Business or the Purchased Assets, other than changes in the ordinary course of business, none of which (including any change in the ordinary course of business) would reasonably be expected to have a Material Adverse Effect;

(b)

there has not been any damage, destruction, loss, virus or denial of service attack, Information Technology failure, labour dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) which had or would reasonably be expected to have a Material Adverse Effect;

(c)	there has not been any material change in the level or value of Inventories;
(d)	there has not been any material change in the level or value of Accounts Payable other than in the ordinary course of business consistent with past practice;

(e)	there has not been any material change in the level or value of Accounts Receivable or Inventories other than in the ordinary course of business consistent with past practice;
(f)	other than as disclosed on Schedule 1.1(G), the Vendor has not granted any discounts with respect to the sale of Inventories or the payment of Accounts Receivable;
(g)

the Vendor has not transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary course of business consistent with past practice;

(h)

the Vendor has not paid, distributed or loaned any cash amount or declared or paid any dividends, other than the payment of cash amounts relating to the Business to a Person dealing at arm’s length with the Vendor in connection with the purchase of goods or services in the ordinary course of business consistent with past practice (but not including any such amounts payable to non arm’s length Persons);

(i)

the Vendor has not discharged or satisfied any Encumbrance, or paid any obligation or liability (fixed or contingent) relating to the Business, other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary course of business;

(j)

the Vendor has not suffered an operating loss or any unusual or extraordinary loss, waived or omitted to take any action in respect of any rights, or entered into any commitment or transaction not in the ordinary course of business;

(k)

the Vendor has not changed the term of any bonus, commission or Benefit Plans, granted any bonuses, whether monetary or otherwise, made or declared any wage or salary increases in respect of any Employees, increased the benefits of or changed the terms of employment for any Employees or entered into any severance or termination agreement with any Employees, except increases in compensation based on merit or resulting from promotions and discretionary bonuses, in each case awarded in the ordinary course of business consistent with past practice;

(l)	the Vendor has not hired or dismissed any employees;
(m)

the Vendor has not, relating to the Business or the Purchased Assets, directly or indirectly, engaged in any transaction, made any loan or entered into any arrangement with any officer, director, partner, shareholder, Employee (whether current or former or retired), consultant, independent contractor or agent of the Vendor, or any other Person not dealing at arm’s length with the Vendor;

(n)	the Vendor has not, except for Permitted Encumbrances, created or permitted to exist any Encumbrance affecting any of the Purchased Assets;
(o)	the Vendor has not changed the manner of billing of, or the credit lines made available to, any customers of the Business;
(p)	the Vendor has not entered into, amended, or terminated, waived any right under or renegotiated any Material Contract;
(q)	the Vendor has not amended any of their constating documents or by-laws;
(r)

except as reflected in the Financial Statements, the Vendor has not changed its accounting principles, practices, methods or procedures or made any change or election with respect to Taxes regarding the Business, the Purchased Assets or the Assumed Liabilities; and

(s)	the Vendor has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.14	Non-Arm’s Length Transactions

Other than as disclosed in Schedule 4.14, no director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with the Vendor is engaged in any transaction or arrangement with or is a party to a Contract with, or has any indebtedness, liability or obligation to, the Vendor relating to the Business or the Purchased Assets except for employment arrangements with Employees, the terms of which are disclosed in Schedule 4.33.

4.15	No Joint Venture Interests or Strategic Alliances

The Vendor is not a party to any strategic alliance or co-operative agreement relating to the Business and the Vendor is not a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking and the Vendor does not have any significant investment interests in any business owned or controlled by any third party which carries on in whole or in part the Business or any business similar to, competitive with or ancillary to the Business and the Vendor has not entered into any memorandum of understanding, letter of intent or any other agreement with respect to the foregoing.

4.16	Absence of Guarantees

The Vendor has not given or agreed to give, nor is the Vendor a party to or bound by, any guarantee, surety or indemnity in respect of indebtedness, or other obligations, of any Person, or other commitment by which the Vendor is, or is contingently, responsible for such indebtedness or other obligations and pursuant to which any of the assets or property of the Business or any of the Purchased Assets are liable or subject to seizure, sale or other legal process upon the enforcement of such guarantee, surety, indemnity or commitment or in satisfaction of such responsibility.

4.17	Major Suppliers and Customers

Schedule 4.17 sets forth a complete and accurate list of the top ten suppliers of goods and services (measured in dollars) to the Vendor and the top ten customers (measured in dollars) of the Vendor during the 12 month period ended December 31, 2006 and the six month period ended June 30, 2007, together with, in each case, the amount so billed or paid. Since December 31, 2006, there has been no termination or modification or change in the business relationship with any of such supplier or customer. To the knowledge of the Vendor, no such supplier or customer has any intention to change its relationship or the terms upon which it conducts business with the Business.

4.18	Sufficiency of Assets

The Purchased Assets (including the Assumed Contracts) constitute all of the assets, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Vendor and in the manner proposed to be operated based on the plans and the forecasts of the Vendor.

4.19	Title to Certain Assets

Except with respect to Technology and Real Property, the Vendor is the sole legal and beneficial owner and (where its interests are registrable) the sole registered owner of the Purchased Assets with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same (subject only, in the case of Contracts or Governmental Authorizations, to the necessity of obtaining consents to their assignment).

4.20	Condition of Certain Assets

The Tangible Personal Property is in good condition, repair and (where applicable) proper working order, having regard to its use and age and such assets have been properly and regularly maintained.

4.21	Location of the Assets

Except as disclosed on Schedule 4.21, all of the Purchased Assets are located on the Real Property.

4.22	Inventories

All Inventories are valued on the books of the Vendor at the lower of cost, using the first in, first out method, and net realizable value. Inventories of finished goods are saleable and all other Inventories are merchantable or usable and all Inventories are in quantities usable or saleable in the ordinary course of business within three months of the Closing Date. The Inventory levels have been maintained at the amounts required for the operation of the Business as previously conducted and such Inventory levels are adequate for the operation of the Business. The Inventories of finished goods conform in all respects with their respective specifications and all published representations and warranties.

4.23	Collectibility of Accounts Receivable

The Accounts Receivable, except any that are Excluded Assets, are good and collectible at the aggregate recorded amounts, except to the extent of any reserves and allowances for doubtful accounts provided for such Accounts Receivable in the Balance Sheet and are not subject to any defence, counterclaim or set off.

4.24	Compliance with Law

The operations of the Business have been and are now conducted in compliance with all Laws of each jurisdiction the Laws of which have been and are now applicable to the Business and the Vendor has not received any notice of any alleged violation of any such Laws.

4.25	Governmental Authorizations

Schedule 4.25 sets forth a complete list of the Governmental Authorizations, excluding the Environmental Approvals set forth in Schedule 4.32. The Governmental Authorizations listed in Schedules 4.25 and 4.32 are all the authorizations required by the Vendor to enable it to carry on the Business in compliance with all Laws. The Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of any such Governmental Authorization, or give rise to an obligation on the part of the Vendor to undertake or bear any cost of remedial action. No proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in their revocation or limitation and all steps have been taken and filings made on a timely basis with respect to each Governmental Authorization and its renewal.

4.26	Restrictive Covenants

The Vendor is not a party to or bound or affected by any Contract (other than a Contract entered into pursuant to Section 7.11 of this Agreement) limiting the freedom of the Vendor to compete in any line of business or any geographic area, acquire goods or services from any supplier, establish the prices at which it may sell any goods or services, sell goods or services to any customer or potential customer, or transfer or move any of its assets or operations.

4.27	Technology
(a)

Schedule 4.27 sets forth a complete list and a brief description of all Intellectual Property which has been registered, or for which applications for registration have been filed, by or on behalf of the Vendor in any jurisdiction.

(b)

Schedule 4.27 sets forth a complete list and brief description of all Contracts and Encumbrances relating to any of the Technology. Such Contracts are in full force and effect and no default exists on the part of the Vendor or, to the knowledge of the Vendor, on the part of the other parties thereto.

(c)

Schedule 4.27 sets forth a complete list and brief description of the Technology of which the Vendor is not the sole beneficial and registered owner. The Vendor is using or holding the Technology of which it is not the sole beneficial and registered owner with the consent of or a licence from the owner of such Technology, all of which such consents or licences are in full force and effect and no default exists on the part of the Vendor or, to the knowledge of the Vendor, on the part of any of the parties thereto.

(d)	Except as disclosed in Schedule 4.27:
(i)

all of the Intellectual Property is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in its abandonment, cancellation or unenforceability; and

(ii)	all Intellectual Property consisting of issued registrations, or in the case of inventions, issued patents, is valid and enforceable.
(e)	Except as disclosed in Schedule 4.27:
(i)

there are no Claims by the Vendor relating to breaches, violations, infringements or interferences with any of the Technology by any other Person and the Vendor does not have knowledge of any facts upon which such a Claim could be based; and

(ii)	to the knowledge of the Vendor, no other Person is using any of the Technology so as to breach, violate, infringe or interfere with the rights of the Vendor.
(f)	Except as disclosed in Schedule 4.27:
(i)	there are no Claims in progress or pending or, to the knowledge of the Vendor, threatened against the Vendor relating to the Technology and there is no valid basis for any such Claim; and

(ii)

the carrying on of the Business and the use, possession, reproduction, distribution, sale, licensing, sublicensing or other dealings involving any of the Technology does not breach, violate, infringe or interfere with any rights of any other Person.

(g)	The Information Technology:
(i)	is suitable for the purposes for which it is being used and is proposed to be used based on the plans and forecasts of the Vendor;
(ii)	is complete and no other computer hardware, software, system or other information technology is needed in order to carry on the Business in the ordinary course consistent with past practice;
(iii)	is free from known material defects or deficiencies;
(iv)	does not require a material upgrade or replacement within the 12 month period after the Closing Date and none are planned;
(v)

does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Information Technology, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Information Technology.

(h)

Except as disclosed in Schedule 4.27, none of the Proprietary Software contains or is combined with any Open Source Software or is subject to any of the licensing terms under which Open Source Software is made available.

(i)

Except as disclosed in Schedule 4.27, the Vendor has not disclosed or provided the source code for any Proprietary Software to any Person nor has it deposited any such source code in escrow or entered into any similar arrangement under which such source code may be released to any Person upon the happening of specified events or conditions.

(j)

The Technology does not include any Technology in respect of which any of the officers, employees or consultants of the Vendor have any rights. All current and former officers, employees and consultants have assigned in writing all of their rights in the Technology to the Vendor and have waived in writing any rights that they may hold in any Purchased Assets, including moral rights in copyrighted works.

4.28	Equipment Contracts

Schedule 4.28 sets forth a complete list of all Equipment Contracts together with a description of the Tangible Personal Property to which the Equipment Contracts relate. The Equipment Contracts listed in Schedule 4.28 are all those used, directly or indirectly, to earn the revenue shown on the Financial Statements. All of the Equipment Contracts are in full force and effect unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Equipment Contracts on the part of the Vendor or, to the knowledge of the Vendor, on the part of any of the other parties thereto. The interest of the Vendor under each of the Equipment Contracts is held by it free and clear of any Encumbrance, other than Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.29	Owned Real Property

The Vendor does not own any Owned Real Property.

4.30	Leased Real Property
(a)

Schedule 4.30 sets forth a complete list of the Leased Real Property and details for each Leased Real Property including: (i) municipal address; (ii) legal description; (iii) area of premises; (iv) a description of all relevant documents (including amendments, extension notices, registered notices, non-disturbance agreements) including details of parties thereto and dates of documents; and (v) details of annual rent or license fee payable (with specifications whether same is inclusive or exclusive of management fees, government rates and government rent), applicable discounts or premiums associated therewith, current terms, renewal rights and security deposits or prepaid rent.

(b)

Except as disclosed in Schedule 4.30, the Real Property Leases have not been altered or amended and are in full force and effect. There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties, relating to the use and occupation of the Leased Real Property, other than as contained in the Real Property Leases.

(c)

There are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Real Property Leases on the part of a Vendor or on the part of any other party to such Real Property Leases.

(d)	All interests held by the Vendor as lessee or occupant under the Real Property Leases are free and clear of all Encumbrances other than Permitted Encumbrances.
(e)	The Vendor does not have any option (including an option for renewal), right of first refusal or other right relating to the Leased Real Property, other than as set out in the Real Property Leases.
(f)	The Vendor has not waived, or omitted to take any action in respect of any material rights under any of the Real Property Leases.

4.31	Real Property Generally
(a)

True and complete copies of: (i) any reports or findings relating to building inspections, roof conditions, structural elements, services or other physical condition of the Improvements and Real Property; (ii) reports or summaries relating to capital expenditure budgets or programs; (iii) material evidencing Encumbrances and Appurtenances; and (iv) materials relating to work orders, notices of violation or deficiency notices affecting the Real Property, in each case, within the possession or control of the Vendor, have been delivered to the Purchaser.

(b)	The Improvements are in good condition, repair and proper working order, having regard to their use and age and such assets have been properly and regularly maintained.
(c)

To the knowledge of the Vendor, no Person has any right to purchase, option to purchase, right of first refusal or other rights with respect to any of the Real Property and no Person other than the Vendor is using or has any right to use, or is in possession or occupancy of, any part of such Real Property.

(d)	The Vendor has not entered into any agreement to dispose of or impair the right, title and interest of the Vendor in and to the Real Property.
(e)

The Vendor has not received any notification of and has no knowledge of, any outstanding or incomplete work orders, deficiency notices or other current non-compliance with Laws, any deeds of covenant or any management agreements relating to any of the Real Property.

(f)	To the knowledge of the Vendor, the current uses of the Real Property are permitted under any government grant or occupation permit and current zoning and land use regulations and Laws.
(g)

To the knowledge of the Vendor, no part of the Real Property is subject to any building or use restriction that restricts or would restrict or prevent the use and operation of the Real Property as it has been used or operated in the ordinary course in the past by the Vendor.

(h)

To the knowledge of the Vendor, no Improvements encroach on real property not forming part of the Real Property and no buildings, structures or other improvements on adjoining lands encroach upon the Real Property.

(i)	To the knowledge of the Vendor, there is no expropriation or condemnation or similar proceeding pending or threatened against the Real Property or any part of the Real Property.

(j)

To the knowledge of the Vendor, all accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any Improvements have been fully paid and no one is entitled to claim a lien for such work performed by or on behalf of the Vendor.

(k)

The Real Property is serviced in the customary manner for the intended use (including water, storm and sanitary sewer and electrical service) to a level sufficient to permit the operation of the Business by the Purchaser after Closing as it has been carried on in the ordinary course by the Vendor. All municipal levies, local improvements, imposts and permit fees due and payable by the Vendor prior to the Closing Date have been paid by the Vendor as at the Closing Date.

(l)

To the knowledge of the Vendor, there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under the Permitted Encumbrances on the part of the Vendor or on the part of any other party to such Permitted Encumbrances.

(m)

Other than the Restricted Rights with respect to the Real Property Leases, there are no matters affecting the right, title and interest of the Vendor in and to the Real Property which, in the aggregate, would materially and adversely affect the ability of the Purchaser as of the Closing Date to carry on the Business upon the Real Property as it has been carried on in the ordinary course by the Vendor.

(n)	The Vendor has not received any notification of and has no knowledge of any part of the Real Property being subject to:
(i)

any notice or order from the Hong Kong Government under the Lands Resumption Ordinance (Cap.124) or the Mass Transit Railway (Land Resumption and Related Provisions) Ordinance (Cap.276) or any form of notice of a similar nature under any other ordinance relating to the resumption of the Real Property;

(ii)

any notice or order from any Hong Kong Government Authority or other competent authority or the manager or the management office or body of the building of which the Real Property forms part requiring the demolition or reinstatement of any part of the Real Property;

(iii)

any notice from any Hong Kong Government Authority or the manager or management office or body of the building of which the Real Property forms part or other competent authority requiring the Vendor as one of the co-owners of the building to effect repairs to any common part of the building; and

(iv)	any notice or order from any Hong Kong Government Authority issued under the Buildings Ordinance, Cap.123 of the laws of Hong Kong.

4.32	Environmental Matters

Except as disclosed in Schedule 4.32:

(a)	Schedule 4.32 sets forth a complete list of the Environmental Approvals;
(b)

All operations of the Vendor relating to the Business or the Purchased Assets or conducted on the Real Property and the Real Property itself while occupied by the Vendor, have been and are now, in compliance with all Environmental Laws. Any Release by the Vendor of any Hazardous Substance from the Business or the Purchased Assets into the Environment complied and complies with all Environmental Laws;

(c)

All Environmental Approvals have been obtained, are valid and in full force and effect, have been and are being complied with, and there have been and are no proceedings commenced or, to the knowledge of the Vendor, threatened to revoke or amend any Environmental Approval;

(d)

None of the Business or any of the Purchased Assets has been or is now the subject of any Remedial Order, nor does the Vendor have any knowledge of any investigation or evaluation commenced or threatened as to whether any such Remedial Order is necessary nor has any threat of any such Remedial Order been made nor are there any circumstances which could result in the issuance of any such Remedial Order in respect of the Business or the Purchased Assets;

(e)

The Vendor has never been prosecuted for or convicted of any offence under any Environmental Law, nor has the Vendor been found liable in any proceeding to pay any fine, penalty, damages, amount or judgment to any Person as a result of any Release or threatened Release or as a result of the breach of any Environmental Law, and to the knowledge of the Vendor there is no basis for any such proceeding or action;

(f)

No part of the Real Property or any other Purchased Assets has ever been used by the Vendor as a landfill or for the disposal of waste, and to the knowledge of the Vendor no part of the Real Property or any other Purchased Assets has been used by any other Person as a landfill or for the disposal of waste;

(g)

All material environmental data and studies (including environmental impact assessments and the results of any environmental audit) in respect of the Business or the Purchased Assets have been delivered or made available to the Purchaser;

(h)

There has been no Release by the Vendor of any Hazardous Substance which is now present in, on or under any of the Real Property or any other Purchased Assets (including underlying soils and substrata, vegetation, surface water and groundwater) at levels which exceed decommissioning or remediation standards under any Environmental Laws or standards published or administered by the Governmental Authority responsible for establishing or applying such standards. All fees, levies or imposts payable to any Governmental Authority or pursuant to any Governmental Authorization for the discharge or emission of any Hazardous Substance have been fully paid;

(i)	The Vendor does not have knowledge of any Hazardous Substance in, on or under the Real Property or any other Purchased Asset; and
(j)	The Vendor does not have knowledge of any proposed changes to Environmental Laws which may affect the operations of the Business.

4.33	Employment Matters
(a)

Schedule 4.33 sets forth a complete and accurate list of all Employees, together with their titles, service dates and terms of employment, including current wages, salaries or hourly rate of pay, benefits, vacation entitlement, commissions and bonus (whether monetary or otherwise) or other material compensation paid since the beginning of the most recently completed fiscal year or payable to each such Employee and the date upon which each such term of employment became effective if it became effective in the 12 month period prior to the date of this Agreement.

(b)

Current and complete copies of all Employment Contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to the Purchaser. Except for those Employment Contracts listed in Schedule 4.33, there are no Employment Contracts which are not terminable on the giving of the minimum period of notice in accordance with applicable Law, nor are there any Employment Contracts providing for cash, other compensation, benefits or contingent rights on Closing or granting any rights in respect of the ownership of the Business or any of the Purchased Assets, the manner of operation of the Business or any sharing of income or the payment of commission or royalties relating to the Business. To the knowledge of the Vendor, no person employed in the Business has any plans to terminate his or her employment.

(c)

There are no Claims, pending Claims nor, to the knowledge of the Vendor, threatened Claims pursuant to any Laws relating to the Employees or former employees, including employment standards, human rights, discrimination (whether on account of gender, disability, family status or otherwise), labour relations, occupational health and safety, severance payment, long service payment, terminal payment, personal injury, workers’ or employees’ compensation or pay equity. Except as disclosed in Schedule 4.33, to the knowledge of the Vendor, nothing has occurred which might lead to a Claim under any such Laws. There are no outstanding decisions, Orders or settlements or pending settlements which place any obligation upon the Vendor to do or refrain from doing any act.

(d)

No Employment Contract or term of employment of any Employee provides that a change of control of the Business shall entitle such Employee to treat his or her employment as terminated resulting in a right to payment of any severance, long service or termination payment.

(e)

All current assessments, orders for payment or agreed settlement sums in respect of personal injury to Employees under workers’ or employees’ compensation legislation in relation to the Business and all of the contractors and subcontractors of the Vendor have been paid or accrued by the Vendor. The Business has not been and is not subject to any additional or penalty assessment under workers’ or employees’ compensation legislation which has not been paid and has not been given notice of any audit.

(f)

The Vendor has made available to the Purchaser for review all inspection reports, workplace audits or written equivalent, made under any occupational health and safety legislation which relate to the Business. There are no outstanding inspection Orders or written equivalent made under any occupational health and safety legislation which relates to the Business.

(g)	The Vendor does not have any obligation under the Worker Adjustment and Retraining Notification Act (California) or any similar federal, foreign, state or local law, regulation or ordinance.

4.34	Collective Agreements
(a)	No Union has bargaining rights in respect of the Business, any Employees or any Persons providing on site services in respect of the Business.
(b)	The Vendor is not a party to or bound by, either directly or indirectly, voluntarily or by operation of law, any Collective Agreement.
(c)

There are no outstanding or, to the knowledge of the Vendor, threatened unfair labour practices, complaints or applications relating to any Union, including any proceedings which could result in certification of a Union as bargaining agent for any Employees or any Persons providing on site services in respect of the Business, and there have not been any such proceedings within the last five years.

(d)	There are no threatened or apparent Union organizing activities involving the Business, any Employees or any Persons providing on site services in respect of the Business.
(e)

The Vendor has not had any problems relating to any Employees or any Persons providing on site services in respect of the Business that might materially affect the value of the Business or lead to an interruption of the operations at any location.

4.35	Pension and Other Benefit Plans
(a)	Schedule 4.35 sets forth a complete list of the Benefit Plans and Statutory Plans that the Vendor has maintained or in which the Vendor has participated for the benefit of the Employees.
(b)	The Vendor has complied with all Laws relating to the Benefit Plans and Statutory Plans and is not in breach of any such Laws.

(c)

Current and complete copies of all written Benefit Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Benefit Plans which have been provided to persons entitled to benefits under the Benefit Plans have been delivered or made available to the Purchaser together with copies of all material documents relating to the Benefit Plans, including, as applicable,

(i)

all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts, and any financial administration contracts;

(ii)	all legal opinions, consultants’ reports and correspondence relating to the administration or funding of any Benefit Plan or the use of the funds held under such Benefit Plans;
(iii)

all financial and accounting statements and reports for each of the last three years and all reports, statements, valuations, returns and correspondence for each of the last three years which affect premiums, contributions, refunds, deficits or reserves under any Benefit Plan;

(iv)	the three most recent actuarial reports (whether or not such actuarial reports were filed with a Governmental Authority) and any supplemental cost certificates filed with any Governmental Authority;
(v)	all annual information returns or other returns filed with, and significant correspondence with, any Governmental Authority since October 28, 2003; and
(vi)	all Benefit Plan amendments or other documents reflecting ad hoc increases, upgrades and improvements to the Benefit Plans which have been implemented since October 28, 2003.

(d)

Each Benefit Plan is, and has been, established, registered, amended, funded, administered and invested in compliance with the terms of such Benefit Plan (including the terms of any documents in respect of such Benefit Plan), all Laws and the Collective Agreements, as applicable. The Vendor has not received, since October 28, 2003, any notice from any Person questioning or challenging such compliance, and the Vendor does not have knowledge of any such notice prior to October 28, 2003. There is no investigation by a Governmental Authority or Claim (other than routine claims for payment of benefits) pending or, to the knowledge of the Vendor, threatened involving any Benefit Plan or their assets, and no facts exist which could reasonably be expected to give rise to any such investigation or Claim (other than routine claims for payment of benefits).

(e)

Except as disclosed, the Vendor does not have a formal plan nor has the Vendor made any promise or commitment, whether legally binding or not, to create any additional Benefit Plan or to improve or change the benefits provided under any Benefit Plan.

(f)

None of the Benefit Plans provide for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated herein.

(g)

All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws and no Taxes, penalties or fees are owing under or, in relation to, any Benefit Plan.

(h)

No event has occurred respecting any Pension Plan which would entitle any Person (without the consent of the Vendor) to wind-up or terminate any Pension Plan, in whole or in part. Where any Pension Plan has been partially or fully wound-up or terminated, all assets, including any surplus, attributable to such partial or full wind-up or termination have been fully distributed in accordance with all Laws or where such distribution of assets is pending, the amount of the surplus attributable to such partial or full wind-up or termination together with the date as of which such amount is determined is disclosed in Schedule 4.35.

(i)	All benefits and contributions payable to Employees under any ORSO Scheme have been fully satisfied.
(j)	There is no Pension Plan Unfunded Liability.
(k)

There is no entity other than the Vendor participating in any Benefit Plan. No Benefit Plan provides benefits to Legacy Benefit Plan Members, and the Vendor does not have any liability, contingent liability or obligation to provide employee benefits or benefits beyond retirement or other termination of service to Legacy Benefit Plan Members.

(l)

All Employee data necessary to administer each Benefit Plan is in the possession of the Vendor or its agents and is in a form which is sufficient for the proper administration of the Benefit Plan in accordance with its terms and all Laws and such data is complete and correct.

(m)

Except as disclosed in Schedule 4.35, none of the Benefit Plans, other than the Pension Plans, provides benefits beyond retirement or other termination of service to Employees or former employees of the Business or to the beneficiaries or dependants of such employees, and where there are such Benefit Plans disclosed in Schedule 4.35, each such Benefit Plan may be amended or terminated at any time without incurring any liability thereunder other than in respect of Claims incurred prior to such amendment or termination.

(n)

None of the Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Benefit Plan or any insurance contract relating thereto.

4.36	Personal Information

All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the Business (including disclosure to Affiliates of the Vendor) have been obtained. The Vendor has at all times complied with its obligations under any Laws relating to the protection of Personal Information.

4.37	Insurance

The Vendor maintains such policies of insurance, issued by responsible insurers, as are required by applicable Law and otherwise appropriate to the Business and the Purchased Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets, including without limitation, workers’ or employees’ compensation insurance. All such policies of insurance are in full force and effect and the Vendor is not in default, as to the payment of premiums or otherwise, under the terms of any such policy and has not allowed any such policy to lapse. The Vendor does not have knowledge of any circumstance whereby any insurer under any such policy may repudiate, avoid or terminate such policy. Schedule 4.37 sets forth (i) a complete list of all policies of insurance which the Vendor maintains for the Business and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage, the amount of any deductible and a summary of all claims under each such policy for the past five years;(ii) details of any self-insurance arrangements relating to the Business, including any reserves established thereunder; and (iii) details of any insurance coverage provided to third parties and details of the policies under which such coverage is provided.

4.38	Material Contracts

Schedule 4.38 sets forth a complete list of the Material Contracts. The Material Contracts listed in Schedule 4.38 are all in full force and effect unamended and there are no outstanding defaults (or events which would constitute a default with the passage of time or giving of notice or both) under such Material Contracts on the part of the Vendor or, to the knowledge of the Vendor, on the part of any other party to such Material Contracts. Through the Business and the Purchased Assets, the Vendor has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts.

4.39	Copies of Contracts, etc.

Current and complete copies of the Material Contracts and any Restricted Rights have been delivered or made available to the Purchaser and, except with respect to the Restricted Rights identified as such in Schedule 4.8, there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such Material Contracts or Restricted Rights.

4.40	Litigation
(a)

Except as disclosed in Schedule 4.40, there are no Claims, investigations or other proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Vendor, pending or threatened against or relating to the Vendor before any Governmental Authority and the Vendor has no knowledge of any existing ground on which any action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in Schedule 4.40, there is no judgment, decree, injunction, rule or Order of any Governmental Authority or arbitrator outstanding against the Vendor. The Purchaser has been provided with copies of all of the audit response letters from all counsel to the Vendor for the last two years. The Vendor has not undergone during the last three years, nor is it currently undergoing, any audit, review, inspection, investigation, survey or examination of records by a Governmental Authority relating to the Business.

(b)

Schedule 4.40 sets forth a list of any and all Products (described by product line with reasonable particularity) with respect to which there is or would reasonably be expected to be, a reporting obligation under the U.S. Consumer Product Safety Act or the equivalent legislation of any jurisdiction in which the Vendor directly or indirectly sells, markets or distributes Products, together with a description of the consumer complaints or claims received by the Vendor regarding such Products.

4.41	Tax Matters
(a)

No failure of the Vendor to duly and timely pay all Taxes, including all instalments on account of Taxes for the current year that are due and payable by it, will result in an Encumbrance on the Purchased Assets.

(b)

The Vendor has maintained all records for Tax purposes that it is required to keep under applicable Laws and there are no proceedings, investigations, audits or Claims now pending or threatened against the Vendor in respect of any Taxes, and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

(c)

The Vendor has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by it.

(d)

The Vendor has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Law to be remitted by it.

(e)	None of the WW Limited Assets or WW Marketing Assets are “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

4.42	Books and Records

All Books and Records have been delivered or made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Business and all material financial transactions relating to the Business have been accurately recorded in such Books and Records. Books and Records stored on computer-related or other electronic media are appropriately organized and indexed and no data conversions, translations or technology upgrades are required before such data can be accessed, read, searched and used by the current Information Technology of the Vendor.

4.43	Trade Allowances

Except as disclosed in Schedule 4.43, no customers of the Business are entitled to or customarily receive discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. Except as described in Schedule 4.43, all such discounts, allowances, rebates, credits, preferential terms or similar reductions in price or other trade terms, including contra transactions are consistent with industry practice. Schedule 4.43 also includes a summary of all marketing and pricing policies, including promotions and trade allowances, relating to the Business, which are currently in effect or which have been in effect during any of the last three years.

4.44	Third Party Consents

Schedule 4.44 sets forth a complete list of all notifications, approvals and consents required to be obtained by the Vendor in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.45	No Broker

Except as disclosed in Schedule 4.45, the Vendor has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

4.46	Bulk Sales

With the exception of the Transfer of Businesses (Protection of Creditors) Ordinance (Hong Kong), there are no bulk sales, bulk transfer or similar Laws applicable to the transactions contemplated in this Agreement.

4.47	Solvency
(a)	Neither the Vendor nor PAP is Insolvent and neither shall be rendered Insolvent by any of the transactions contemplated by this Agreement.
(b)	There is no voluntary arrangement between the Vendor or PAP and any of their respective creditors.
(c)	Immediately after giving effect to the consummation of the purchase and sale of the Purchased Assets:
(i)	the Vendor shall be able to pay its liabilities as they become due in the usual course of its business;
(ii)	the Vendor shall not have unreasonably little capital with which to conduct its present or proposed business;
(iii)	the Vendor shall have assets (calculated at fair market value) that exceed its liabilities; and

(iv)

taking into account all pending and threatened litigation, final judgments against the Vendor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Vendor shall be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Vendor. The cash available to the Vendor, after taking into account all other anticipated uses of the cash, shall be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(d)

No application for distress, execution or other process has been levied or attaches to any of the Purchased Assets and there are no options, contracts or rights whereby the holder thereof may require discharge by transfer of any of the Purchased Assets in lieu of shares in the Vendor or otherwise.

(e)

To the knowledge of the Vendor, there are no circumstances which would entitle any Person to present a petition for the winding up or administration of the Vendor or PAP or to appoint a receiver of the whole or any part of the undertaking or assets of the Vendor or PAP or to levy distress, execution or other process on any of such undertaking or assets.

4.48	Cash Balance

Schedule 4.48 sets forth the Cash Balance and a complete list of all financial institutions in which the Vendor maintains any depositary account, trust account or safety deposit box and the names of all Persons authorized to draw on or have access to such accounts or safety deposit boxes.

4.49	Banking Facilities

Schedule 4.49 sets out each of the Banking Facilities to which the Vendor is a party and the balance payable by the Vendor pursuant to each of the Banking Facilities.

4.50	Private Placement

WW Limited, in connection with its acquisition of the Optimal Shares and Warrants,hereby represents, warrants, acknowledges and covenants, as the case may be, to the Purchaser that:

(a)

it is an “accredited investor” (an “Accredited Investor”) as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D (“Regulation D”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) and is of the category of Accredited Investor indicated on Schedule 4.50;

(b)

the Optimal Shares and Warrants have not been registered under the U.S. Securities Act or any U.S. state securities laws and the offer, sale and delivery thereof are being made in a private placement transaction exempt from the registration requirements of the U.S. Securities Act and in reliance on exemptions from, or the pre-emption of, applicable U.S. state securities laws;

(c)

it is acquiring the Optimal Shares and Warrants for its own account for investment purposes only and not with a view to, or in connection with, any resale or other distribution of all or any portion thereof in a manner that would require registration under the U.S. Securities Act or applicable U.S. state securities laws;

(d)

it is not purchasing the Optimal Shares and Warrants as a result of any general solicitation or general advertising in the United States within the meaning of Rule 502(c) of Regulation D, including, but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(e)

the Optimal Shares and Warrants are “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act, and if WW Limited decides to offer, resell, pledge or otherwise transfer any of the Optimal Shares or Warrants, such Optimal Shares or Warrants may be offered, sold, pledged or otherwise transferred only (i) under an effective registration statement under the U.S. Securities Act or (ii) in another transaction not subject to or exempt from the registration requirements of the U.S. Securities Act and in accordance with any applicable U.S. state securities laws, and in the case of (ii), upon the delivery of a legal opinion by such Vendor of U.S. counsel of recognized standing, reasonably satisfactory to the Purchaser, that the sale of such Optimal Shares or Warrants, as the case may be, is not required to be registered under the U.S. Securities Act;

(f)

the certificates representing the Optimal Shares, and all certificates issued in exchange for or in substitution of such certificates, in addition to any other applicable legends, will bear the following legend until no longer required under applicable requirements of the U.S. Securities Act:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT IN THE CASE OF TRANSFERS PURSUANT TO (II), THE COMPANY MAY REQUIRE A LEGAL OPINION OF U.S. COUNSEL OF RECOGNIZED STANDING, SATISFACTORY TO THE COMPANY, ACTING REASONABLY, STATING THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT BE PROVIDED.”

(g)

it consents to the Purchaser making a notation on its records or giving instructions to any transfer agent for the Optimal Shares and Warrants in order to implement the restrictions on transfer set forth herein, and, if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, WW Limited will execute, deliver and file and otherwise assist the Purchaser in filing reports, questionnaires, undertakings and other documents with respect to the offer, sale and delivery of the Optimal Shares and Warrants;

(h)

it has sufficient knowledge and experience in financial and business matters and in investing in and evaluating private placement transactions involving securities of companies similar to the Purchaser and is capable of evaluating the risks and merits of its investment in the Purchaser. WW Limited has the capacity to protect its own interests with respect to the Optimal Shares and Warrants;

(i)

it has had the opportunity to ask questions of, and receive answers from, the directors and officers of the Purchaser concerning the Purchaser, its business and financial condition and the Optimal Shares and Warrants to be acquired by WW Limited pursuant to this Agreement. The Purchaser has made available to WW Limited or its agents all documents and information requested by WW Limited or on its behalf relating to an investment in the Optimal Shares and Warrants. WW Limited has availed itself of the opportunities described herein to the extent WW Limited considers necessary to evaluate the risks and merits of an investment in the Purchaser. In evaluating the suitability of an investment in the Optimal Shares and Warrants, WW Limited has not relied and will not rely on any other representations or other information (whether oral or written) made by or on behalf of the Purchaser other than as contemplated by the first two sentences of this Section 4.50(i);

(j)

it represents and warrants that it has been independently advised as to or is aware of the relevant tax, legal, and currency considerations in connection with its investment decision and restrictions with respect to trading in the Optimal Shares and Warrants by securities legislation in the jurisdiction in which it resides and confirms that no representation has been made respecting the restrictions with respect to trading in the Optimal Shares and Warrants; and

(k)	the jurisdiction in which WW Limited received and accepted the offer to acquire the Optimal Shares and Warrants is Hong Kong.

4.51	Manufacturer Processes

The Vendor has established and carries out quality control procedures and employs Employees who perform quality control functions within each factory in which Products are manufactured. Such procedures and functions have been established by the Vendor to ensure that production of all Products is in accordance with the specifications and processes prevailing at the time that such manufacturing commenced or any later time that such Product has been tested and certified by an independent testing agency as being in conformity with applicable product safety regulations. Without limiting the generality of the foregoing, such procedures and functions do not permit the sub-contracting of manufacturing of Products.

4.52	Full Disclosure

The Vendor has made available to the Purchaser all information, including the financial, marketing, sales and operational information on a historical basis relating to the Business, which would be material to a purchaser of the Business. All such information which has been provided to the Purchaser is true and correct in all material respects and no material fact or facts have been omitted from that information which would make such information misleading. Without limiting the generality of the foregoing, the Vendor has not failed to disclose to the Purchaser, any fact or information which would be material to a purchaser of the Business or the Purchased Assets.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Optimal represents and warrants to the Vendor the matters set out below.

5.1	Status of the Purchaser

Optimal is a corporation existing under the laws of Canada. At Closing, Cansub,USSuband HKSub will be duly incorporated under the laws of their respective jurisdictions of incorporation and Optimal has, and at Closing each of Cansub,USSub and HKSubwill have, all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. Optimal shall cause each of Cansub,USSub and HKSub to perform their respective obligations pursuant to this Agreement.

5.2	Due Authorization and Enforceability of Obligations

The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of Optimal. This Agreement constitutes a valid and binding obligation of Optimal enforceable against it in accordance with its terms, subject to any limitation under applicable Laws relating to (a) bankruptcy, winding-up, insolvency, arrangement, fraudulent preference and conveyance, assignment and preference and other Laws of general application affecting the enforcement of creditors' rights, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

5.3	Absence of Conflicts

Optimal is not a party to, bound or affected by or subject to any:

(a)	indenture, mortgage, lease, agreement, obligation or instrument;
(b)	charter or by-law provision; or
(c)	Laws or Governmental Authorizations,

that would be violated, breached by, or under which any default would occur or an Encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or the performance of obligations under, this Agreement or any other agreement to be entered into under the terms of this Agreement.

5.4	Litigation

There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the knowledge of Optimal, pending or threatened against or relating to Purchaser before any Governmental Authority, which, if determined adversely to the Purchaser, would:

(a)	prevent the Purchaser from paying the Purchase Price to the Vendor;
(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or
(c)	delay, restrict or prevent the Purchaser from fulfilling any of its obligations set out in this Agreement or arising from this Agreement,

and Optimal has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

5.5	No Broker

Optimal has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without the intervention on its behalf of any other party in such manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment.

5.6	Delivery of Shares

The Optimal Shares required to be issued to WW Limited pursuant to this Agreement will be duly authorized and validly issued by Optimal as fully paid and non-assessable shares of Optimal. No order, ruling or determination having the effect of precluding the issuance or delivery of any Optimal Shares, or any other securities of Optimal in any jurisdiction, has been issued or made by any stock exchange, securities commission or regulatory authority and is continuing in effect.

5.7	Public Disclosure

Optimal is a reporting issuer under the Securities Act (Québec)and is not in default of any of its requirements under National Instrument 51-102 – Continuous Disclosure Obligations or any other continuous disclosure requirements under any applicable securities laws. The documents or information filed by Optimal under applicable securities laws did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading in the circumstances in which they are made. Optimal has not filed any confidential material change report or similar disclosure document with any securities regulatory authority or stock exchange which remains confidential as of the date of this Agreement.

5.8	Financial Statements

The audited consolidated financial statements of Optimal (including the notes thereto) for the years ended December 31, 2005 and 2006 and the unaudited consolidated financial statements of Optimal for the six month periods ended June 30, 2007 and 2006 present fairly in all material respects the financial condition of Optimal and the financial information presented therein for the periods and as at the dates thereof. Such financial statements have been prepared in accordance with Canadian GAAP in effect at the date of such financial statements (subject only to year-end adjustments in the case of the interim unaudited consolidated financial statements).

5.9	Rule 144

With a view to making available to the holders of the Optimal Shares the benefits of Rule 144 promulgated under the U.S. Securities Act or any other similar rule or regulation of the U.S. Securities and Exchange Commission that may at any time permit the holders to sell securities of Optimal to the public without registration (“Rule 144”), Optimal currently has and shall make and keep public information available, as those terms are understood and defined in Rule 144 and file with the U.S. Securities and Exchange Commission in a timely manner all reports and other documents required of Optimal under the U.S. Securities Exchange Act of 1934, as amended.

ARTICLE 6

NON-WAIVER; SURVIVAL

6.1	Non-Waiver

No investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope of, or otherwise affecting any representation or warranty made by the Vendor in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.2	Nature and Survival
(a)

Subject to Section 6.2(b), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration for the Purchased Assets.

(b)

The representations and warranties set out in Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.7, 4.19 and 4.27(f) of this Agreement shall survive indefinitely. The representations and warranties set out in Section 4.32 shall survive for a period of six years from the Closing Date and the representations and warranties set out in Section 4.27 (with the exception of Section 4.27(f)) shall survive for a period of four years from the Closing Date. Representations and warranties relating to or impacted by Tax matters, including those set out in Section 4.41, arising in or in respect of a particular period ending on, before or including the Closing Date shall survive for a period of 90 days after the relevant Governmental Authorities shall no longer be entitled to assess or reassess liability against the Vendor or the Purchaser for that particular period, having regard, without limitation, to any waivers given by the Vendor in respect of any taxation year. All other representations and warranties shall only survive for a period of two years from the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

(c)

Notwithstanding the limitations set out in Section 6.2(b), any Claim which is based on the absence of, or deficiency in, the title of the Vendor to any of the Purchased Assets or intentional misrepresentation or fraud may be brought at any time.

ARTICLE 7

PURCHASER'S CONDITIONS PRECEDENT

The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement is subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

7.1	Authorizations

The Purchaser shall have received certified copies of all necessary corporate authorizations of the Vendor authorizing the execution and delivery of the Agreement and the performance of its obligations thereunder and of the transactions contemplated thereby.

7.2	Corporate Certificates

The Purchaser shall have received certificates of good standing or attestation of the corporate registrar for each of WW Marketing, WW Group and PAP and a certificate of continuing registration from the Registrar of Companies in Hong Kong for WW Limited, each dated as of the most recent practicable date prior to the Closing.

7.3	Truth and Accuracy of Representations of Vendor at the Closing Time

All of the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all material respects at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming the truth and correctness of such representations and warranties.

7.4	Performance of Obligations

The Vendor shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement and the Purchaser shall have received a certificate from a senior officer of the Vendor confirming such performance or compliance, as the case may be.

7.5	Receipt of Closing Documentation

All instruments of sale, conveyance, assignment, transfer and delivery or other documentation relating to the sale and purchase of the Purchased Assets including assignments of Contracts (and consents to such assignments, where required), assignments of Real Property Leases, bills of sale, assignments of all registrations and pending applications for Intellectual Property, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser.

7.6	Opinion of Counsel for Vendor

The Purchaser shall have received opinions dated the Closing Date from Canadian counsel to the Vendor, Fraser Milner Casgrain LLP, Hong Kong and California counsel to the Vendor, Kirkpatrick & Lockhart Preston Gates Ellis, each of which shall be in form and substance satisfactory to the Purchaser and which will be limited to corporate power and authority of the Vendors, the enforceability of the Agreement and the Guarantees and conflict of laws, subject to customary assumptions and qualifications.

7.7	Consents, Authorizations and Registrations
(a)

All consents, approvals, Orders and authorizations of any Person (and registrations, declarations, filings or recordings with any Governmental Authority), required in connection with the completion of any of the transactions contemplated by this Agreement (other than with respect to any transaction involving a Benefit Plan as contemplated in Section 9.5), the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably (other than with respect to any consent to the assignment of an Assumed Contract as contemplated in Section 7.7(b)); and

(b)

All approvals, waivers or modifications to Restricted Rights in the Assumed Contracts listed on Schedule 7.7 or consents required under the Assumed Contracts listed on Schedule 7.7 shall have been obtained at or before the Closing Time on terms acceptable to the Purchaser, acting reasonably (except for any consent to the assignment of an Assumed Contract that is a real property lease of WW Group or WW Marketing, provided only that a lease of suitable premises leased on comparable terms, including as to rent, is transferred to the Purchaser at Closing).

7.8	Encumbrances

The Purchaser shall have received evidence satisfactory to it that all Encumbrances other than Permitted Encumbrances have been discharged and that the Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances.

7.9	Banking Facilities

The Purchaser shall have received executed letters from the banks providing the Banking Facilities stipulating the outstanding balance of the Banking Facilities and stipulating that, upon payment of such outstanding balance, the Banking Facilities shall be terminated and the security relating to the Banking Facilities will be discharged.

7.10	Bulk Sales Compliance

The Purchaser shall have received evidence satisfactory to it that, in respect of the purchase and sale of the Purchased Assets under the Agreement, the Vendor has complied with, and cooperated in the signing of any notice of transfers as required by the Purchaser for publication in accordance with, the requirements of the Transfer of Businesses (Protection of Creditors) Ordinance of the Laws of Hong Kong and has performed all the obligations incumbent upon the Vendor in connection with any other applicable bulk sales legislation.

7.11	Non-Competition

The Vendor and each of Richard Yanofsky, Peter Yanofsky, Goldhar and Lau shall have executed and delivered a non-competition, non-solicitation and confidentiality agreement substantially in the form attached as Schedule 7.11.

7.12	Employee Releases

The Vendor shall have released any Employees to be employed by the Purchaser from and after the Closing from any confidentiality or non-competition agreements or non-solicitation covenants with the Vendor except to the extent that these have been assigned to the Purchaser.

7.13	No Material Damage

No material damage by fire or other hazard to the Purchased Assets shall have occurred prior to the Closing Time. However, if such damage does occur, provided that (a) it does not impair the ability of the Purchaser to operate the Business following Closing in substantially the same manner as operated by Vendor prior to the date hereof and (b) is fully covered by insurance (or by insurance and the payment of any insurance deductible by the Vendor), then the amount payable under such insurance and the amount of any such deductible shall be applied to repair the damage and the Parties shall complete the transactions provided for in this Agreement.

7.14	Key Employees

Each of the Employees listed on Schedule 7.14 shall have signed employment contracts with the Purchaser in form and substance satisfactory to the Purchaser.

7.15	Intellectual Property Assignments

Notwithstanding Section 9.17, each of the Employees or consultants listed on Schedule 7.15 shall have signed intellectual property assignments in favour of the Purchaser in form and substance satisfactory to the Purchaser.

7.16	Guarantee

Each of the Guarantors shall have executed and delivered to the Purchaser a solidary (joint and several) guarantee (a “Guarantee”) in form and substance satisfactory to the Purchaser.

7.17	No Material Adverse Effect

There shall have been no Material Adverse Effect since the date of this Agreement.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice to the Vendor, in which event the Purchaser is released from all obligations under this Agreement, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, the Vendor is also released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 8

VENDOR'S CONDITIONS PRECEDENT

The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

8.1	Truth and Accuracy of Representations of the Purchaser at Closing Time

All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming the truth and correctness of such representations and warranties.

8.2	Performance of Obligations

The Purchaser shall have performed or complied with, in all respects, all its obligations, covenants and agreements under this Agreement and the Vendor shall have received a certificate from a senior officer of the Purchaser confirming such performance or compliance, as the case may be.

8.3	Opinion of Counsel for Purchaser

The Vendor shall have received an opinion with respect to the issuance of the Optimal Shares dated the Closing Date, from counsel for the Purchaser, Osler, Hoskin & Harcourt LLP.

8.4	Listing of Optimal Shares

Optimal shall have made such notification filings as required by the rules and regulations of the NASDAQ Stock Market to provide for listing of the Optimal Shares issuable at Closing and the Optimal Shares issuable upon exercise of the Warrants on the NASDAQ Global Market, and shall have provided WW Limited with evidence of such filings.

8.5	Optimal Material Adverse Effect

There shall have been no Optimal Material Adverse Effect since the date of this Agreement.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor is released from all obligations under this Agreement, and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 9

OTHER COVENANTS OF THE PARTIES

9.1	Conduct of Business Prior to Closing

During the period from the date of this Agreement to the Closing Time, the Vendor shall:

(a)

Conduct Business in the Ordinary Course – except as otherwise contemplated or permitted by this Agreement, conduct the Business in the ordinary course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement;

(b)	Maintain Good Relations – use all reasonable efforts to maintain good relations with the Employees, customers and suppliers;
(c)

Continue Insurance – continue in force all policies of insurance maintained by or for the benefit of the Vendor relating to the Business and give all notices and present claims under all insurance policies in a timely fashion;

(d)	Comply with Laws – comply with all Laws affecting the operation of the Business;
(e)	Prevent Certain Changes – not, without the prior written consent of the Purchaser, take any of the actions, do any of the things or perform any of the acts described in Section 4.13;
(f)	Cash Balance – not decrease the Cash Balance except in the ordinary course of business consistent with past practice or with respect to the repayment of the Banking Facilities;

(g)

Non-Arm’s Length Transactions – not enter into any transaction, arrangement or Contract with, or transfer any Purchased Assets to, any director or officer, former director or officer, shareholder or Employee of, or any other Person not dealing at arm’s length with the Vendor, with the exception of arrangements with Early Light Industrial Co. for the manufacture of Products and between WW Limited, WW Group and WW Marketing for the provision of services, in each case, in the ordinary course of business consistent with past practice;

(h)

Approvals – cooperate with the Purchaser and use reasonable best efforts to obtain and diligently assist the Purchaser in obtaining all necessary consents, approvals and authorizations under any applicable Law and all necessary consents and approvals under the Contracts; and

(i)

Advise of Changes – promptly advise the Purchaser orally and, if then requested, in writing: (i) of any fact or any change in the business, operations, affairs, assets, liabilities, financial condition or prospects of the Business that could have a Material Adverse Effect; (ii) of any breach by the Vendor of any covenant or agreement contained in this Agreement; (iii) of any material change in the level or value of Accounts Payable (whether or not in the ordinary course of business), (iv) of any material change in the level or value of Accounts Receivable or Inventories (whether or not in the ordinary course of business); (v) of any discounts granted with respect to the sale of Inventories or the payment of Accounts Receivable, and (vi) of any death, disability, resignation, termination of employment or service or other departure of any of Richard Yanofksy, Peter Yanofsky, David Goldhar, Eric Lau, Davin Sufer, Mark Tilden, and Sean Frawley.

9.2	Access for Investigation
(a)

The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, to have free and unrestricted access during normal business hours to the Purchased Assets and other locations where other material relevant to the Business are stored. The Vendor shall furnish to the Purchaser copies of Books and Records as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in ARTICLE 4 and the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of the Vendor relating to the Business. The Purchaser shall have the right to have the Tangible Personal Property and the Technology inspected and tested by the Purchaser’s representatives. The Vendor shall cooperate and assist, to the extent reasonably requested by the Purchaser, with the Purchaser’s investigation of the Business and the Purchased Assets. The Purchaser’s rights of access shall be exercised in a manner that does not unreasonably interfere with the operation of the Business.

(b)

The Vendor shall forthwith, upon request by the Purchaser or Purchaser’s counsel, execute and deliver to the Purchaser all necessary consents to permit the Purchaser to have inspections made and have existing records released to the Purchaser by the municipal building and zoning department, fire department, public works, environmental agencies and other appropriate authorities as the Purchaser may consider advisable between the date of this Agreement and Closing. Such consents shall authorize and direct the release of information to the Purchaser.

9.3	Change Vendor’s Name

Forthwith following the completion of the purchase and sale of the Purchased Assets under this Agreement, the Vendor shall discontinue use of the name “WowWee”. The Vendor shall deliver at Closing such resolutions or articles of amendment as may be required to change the corporate names of each of WW Limited, WW Marketing and WW Group to another name not including the word “WowWee” and otherwise not confusingly similar to their present names. The Vendor shall file any such articles of amendment with the applicable Governmental Authority immediately following the Closing.

9.4	Employees
(a)

Except for Elyssa Yanofsky, the Purchaser shall offer employment, at least seven days prior to the Closing Date and effective from the Closing Date, to all Employees actively engaged in the Business on the Closing Date on terms and conditions of employment including salary, incentive compensation and benefits which are substantially similar in the aggregate to those currently available to the Employees and with such other terms, including assignments of Intellectual Property rights, confidentiality and non-disclosure obligations and restrictive covenants to the satisfaction of the Purchaser (the “Employment Offers”). The Vendor and the Purchaser shall exercise reasonable efforts to persuade each Employee to accept the Employment Offer made to him or her and to agree to the termination of his or her employment with the Vendor.

(b)

The Purchaser shall assume (for the purpose of calculating severance payments and long service payments in the event of the termination of the employment of the given WW Limited Employee by the Purchaser after the Closing Date) the past years of service of any WW Limited Employee who has agreed to accept the Employment Offer made to him or her and who has also agreed in writing that the Purchaser assume his or her past years of service as an employee of WW Limited and that he or she will not make any claim for severance payments, long service payments or terminal payments against the Purchaser in connection with the termination of his or her employment with WW Limited, provided that the Vendor assigns and transfers to and in favour of the Purchaser all of the contributions made by the Vendor to the relevant MPF Scheme with respect to such WW Limited Employee (or to such MPF Scheme that the Purchaser has joined in or in which it will participate for such WW Limited Employee) as if such contributions were made by the Purchaser and in the Purchaser’s name.

9.5	Pension and Benefit Plans

If required under the rules of the MPF Scheme, in order to effect the transfer of any contributions of an Employee who has entered into an employment agreement with the Purchaser, the Vendor shall sign all necessary documents to enable such transfer to be effected.

9.6	Sales and Transfer Taxes
(a)

Each of the Vendor and the Purchaser shall pay directly to the appropriate Governmental Authority all sales and transfer taxes, registration charges and transfer fees payable by them. Upon the reasonable request of either the Vendor or the Purchaser, the other shall produce evidence of such payment. The foregoing shall not apply to the goods and services tax and harmonized sales tax imposed under Part IX of the Excise Tax Act (Canada) and the Quebec Sales Tax imposed under the Sales Tax Act (Quebec), payable by it in respect of the purchase and sale of the WW Group Assets pursuant to Section 2.2(a) which shall be paid at Closing by Cansub to WW Group for remittance to the appropriate Governmental Authority in a timely manner.

(b)

Notwithstanding anything to the contrary herein, all California sales and use Taxes arising from or in connection with the transfer of the WW Marketing Assets contemplated by this Agreement shall be the sole responsibility of the Vendor, provided, however, that all California sales and use and personal property Taxes arising solely from the ownership of the WW Marketing Assets or the conduct of the Business by the Purchaser in California and attributable to the period, or arising, after the Closing Date shall be the sole responsibility of the Purchaser.

9.7	Income Tax Elections

In accordance with the requirements of the Income Tax Act (Canada), the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, WW Group and Cansub shall make and file, in a timely manner, a joint election to have the rules in section 22 of the Income Tax Act (Canada), and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the Accounts Receivable of WW Group that are the subject of such election, WW Group and Cansub shall designate therein that portion of the Purchase Price allocated to the Accounts Receivable of WW Group that are the subject of such election in accordance with the procedures set out in Section 3.3 of this Agreement as the consideration paid by Cansub to WW Group.

WW Group and Cansub shall prepare and file their respective Tax Returns in a manner consistent with the aforesaid election. If a Party fails to file its Tax Returns in such manner, it shall indemnify and save harmless the other Party in respect of any resulting Taxes, legal and /or accounting expenses paid or incurred by the other Party.

9.8	Preservation of Records

The Purchaser shall take all reasonable steps to preserve and keep the records of the Vendor and the Business delivered to it in connection with the completion of the transactions contemplated by this Agreement for a period of seven years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the Vendor and its successors or assigns as may be reasonably required by them (a) in connection with a Claim made by the Purchaser or its successors or assigns against the Vendor under this Agreement (b) in connection with a Claim made by the Vendor against the Purchaser under this Agreement or (c) in connection with a Claim made by a third party against the Vendor or the Purchaser arising from or in connection with this Agreement. The Vendor acknowledges that the Purchaser shall not be liable to the Vendor in the event of any accidental destruction of such records, caused otherwise than by the gross negligence of the Purchaser. The Vendor acknowledges that in the event the Purchaser delivers complete copies of such records to the Purchaser prior to the date that is seven years from the Closing Date, the Purchaser shall no longer have any obligations pursuant to this Section 9.8.

9.9	Vendor’s Future Actions

After the Closing, the Vendor shall not, directly or indirectly, take any action which may adversely affect the Purchaser’s ownership of or the validity or enforceability of any of the Purchased Assets. The Vendor shall not, directly or indirectly, apply to register any of or any intellectual property right in any of the Technology or in respect of technology which in the sole opinion of the Purchaser, acting in good faith, is the same as, relates to or is derived from any of the Technology. If any such application is or has been filed or registered, the Vendor shall, within a reasonable time, but in any event within 30 days of a notice from the Purchaser, immediately assign (or cause the applicant therefor to assign) such application or registration in writing to the Purchaser or any other Person designated by the Purchaser and to execute and deliver to the Purchaser all necessary documents or instruments to effect and record such assignment. The Vendor shall reimburse the Purchaser for all costs and expenses of any legal proceedings including legal fees incurred by the Purchaser in enforcing this provision.

9.10	Guarantee

The Guarantors shall cause the Vendor to perform all of its obligations under this Agreement and shall be liable jointly and severally with the Vendor to the Purchaser for the failure of the Vendor to discharge any of its obligations and for the fulfilment of all of the representations, warranties, indemnities and other obligations of the Vendor to the Purchaser under this Agreement or arising in connection with the transactions provided for in this Agreement.

9.11	Submission to Jurisdiction
(a)

Each Party submits to the non-exclusive jurisdiction of any Québec courts sitting in Montreal in any action, application, reference or other proceeding arising out of or relating to this Agreement and consents to all claims in respect of any such action, application, reference or other proceeding being heard and determined in such Québec courts. Each of the Parties irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of an action, application or proceeding in the Québec courts.

(b)

The Parties shall not raise any objection to the venue of any action, application, reference or other proceeding arising out of or relating to this Agreement in the Québec Courts sitting in Montreal, including the objection that the proceedings have been brought in an inconvenient forum.

(c)

The Vendor irrevocably appoints Yanofsky Gelber Mancuso (the “Process Agent”), with an office as of the date of this Agreement at Place Mercantile, Suite 1700, 770 Sherbrooke Street West, Montreal, Québec H3A 1G1, for the attention of Pina Mancuso as its agent to receive on behalf of it and its property, service of any documents by which any action, application, reference or other proceeding arising out of or relating to this Agreement is commenced. Such service may be made by delivering a copy of such documents to the Vendor in care of the Process Agent at the Process Agent’s above address and the Vendor irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The parties agree that by acting as Process Agent, Yanofsky Gelber Mancuso shall not be disqualified from acting as attorney for the Vendor or any of its Affiliates and neither the Purchaser nor its Affiliates shall raise such issue as a real or potential conflict of interest.

(d)	A final judgment in any such action, application or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by law.

9.12	Insurance

Following the Closing, the Vendor shall use commercially reasonable efforts, to the extent coverage would have been available to the Vendor had the Closing not occurred:

(a)

with respect to any “occurrence” based insurance policies of the Vendor, to entitle the Purchaser to coverage under such policies for third party Claims arising from events occurring prior to the Closing; and

(b)

with respect to any “claims made” insurance policy of the Vendor, to entitle the Purchaser to coverage under such policies for losses occurring prior to the Closing to the extent the Vendor shall have received written notice of claims relating to, or have actual knowledge of, such events on or before the Closing Date.

Following the Closing, the Vendor shall use commercially reasonable efforts to cooperate with the Purchaser in submitting any claims made by the Purchaser under the Vendor’s insurance policies with respect to any loss, liability, damages, claim or expense related to the Purchased Assets occurring, or arising from events occurring prior to the Closing.

9.13	Financial Statements
(a)

The Vendor undertakes and agrees to provide to the Purchaser within 30 days of the Closing Date (i) the audited financial statements of WW Limited for the fiscal years ended December 31, 2006 and December 31, 2005, both of which will be reconciled to U.S. GAAP, and (ii) the unaudited financial statements of WW Limited for the six month period ended June 30, 2007 prepared in accordance with U.S. GAAP (collectively, the “BAR Statements”).

(b)

The Vendor hereby authorizes the Purchaser, and shall obtain the consent of its auditor to permit Purchaser, to publish the BAR Statements, the Financial Statements and any pro forma financial statements incorporating the BAR Statements in accordance with securities Laws applicable to the Purchaser or its affiliates.

(c)

If the Purchaser determines, acting reasonably, that any of the obligations set forth in Section 9.13(a) shall not be completed within the time periods specified therein, and if the Purchaser gives written notification to the Vendor of such determination and the Vendor does not take steps acceptable to the Purchaser, acting reasonably, within three Business Days of its receipt of such notice to ensure that such obligations will be completed with such time periods, the Purchaser shall have the right to engage such experts as it may deem necessary or advisable in order to prepare the necessary financial statements and to engage the accountants of the Vendor to review and audit same (as required in accordance with the provisions of Section 9.13(a)). In this regard, the Vendor agrees to provide immediate and unfettered access to all of the Books and Records of the Vendor not in the possession of the Purchaser which may be required by the experts and auditors engaged by the Purchaser in order for such experts and auditors to effect the work required of them pursuant to this Section 9.13(c).

9.14	Hold Periods
(a)

The Vendor and the Guarantors undertake on their own behalf, and undertake to cause any Person in whose name the certificates for Optimal Shares or Warrants are registered, for the period commencing on the date of issuance of such Optimal Shares and ending as specified in Section 9.14(b) (a “Hold Period”), not to:

(i)

offer, pledge, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend, dispose of directly or indirectly, any Optimal Shares issued pursuant to this Agreement; or

(ii)	enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Optimal Shares issued pursuant to this Agreement,

whether any such transaction is to be settled by delivery of Optimal Shares or other securities, in cash or otherwise.

(b)

Subject to Sections 9.14(c) and 9.14(d), the Optimal Shares issued pursuant to this Agreement shall be released, subject to applicable securities laws, from the hold restrictions specified in Section 9.14(a) as follows:

(i)	50 per cent in number of the Optimal Shares shall be released from the hold restrictions on the first anniversary of the date of their issuance by Optimal; and
(ii)	the remaining Optimal Shares shall be released from the hold restrictions on the second anniversary of the date of their issuance by Optimal.
(c)

The Optimal Shares issued pursuant to this Agreement shall be released, subject to applicable securities laws, from the hold restrictions specified in Section 9.14(a) in the event of an Optimal Change of Control.

(d)

Any Optimal Shares beneficially owned solely by Richard Yanofsky or Peter Yanofsky, as the case may be, shall be released, subject to applicable securities laws, from the hold restrictions specified in Section 9.14(a) upon the occurrence of a Termination Without Cause of such individual.

(e)

Notwithstanding Section 9.14(a), WW Limited may transfer any Optimal Shares registered in its name to Richard Yanofsky, Peter Yanofsky, Goldhar, Lau or Francis Choi or to any corporation that is wholly-owned by any or all of them (and that remains wholly-owned, directly or indirectly, by any or all of them), provided that such transfer complies with all applicable securities laws.

9.15	Securities Filings

Within the applicable reporting periods, the Purchaser shall file all necessary current reports required under its U.S. Securities and Exchange reporting obligations following the signing of the Agreement and the Closing, including all required reports on Form 8-K and, subject to compliance by the Vendor with Section 9.13(a), the BAR Statements.

9.16	Warranty Obligations

Subject to the availability of inventory, the Purchaser shall provide replacement products having a maximum value of $20,000 in connection with the fulfillment of the warranty obligations of the Vendor with respect to Products sold prior to the Closing Date, it being understood that the Purchaser is not liable in any manner for such warranty obligations.

9.17	Intellectual Property Assignments

Prior to the Closing, the Vendor shall use reasonable commercial efforts to cause each Employee employed in the engineering, design or research and development functions of the Business (in addition to the Employees listed on Schedule 7.15) to sign intellectual property assignments in favour of the Purchaser in form and substance satisfactory to the Purchaser. The Vendor shall deliver all such intellectual property assignments, along with a written explanation detailing the reasons for the failure of any Employee to sign an intellectual property assignment, to the Purchaser at or prior to the Closing.

9.18	Actions to Satisfy Closing Conditions

The Vendor shall take all such actions as are within its power to control, and use reasonable commercial efforts to cause other actions to be taken which are not within its power to control so as to ensure compliance with each of the conditions and covenants set forth in ARTICLE 7 and ARTICLE 9.

ARTICLE 10

INDEMNIFICATION

10.1	Indemnification by the Vendor
(a)

The Vendor shall indemnify and save harmless the Purchaser, its directors, officers, agents, employees and shareholders (collectively referred to as the “Purchaser Indemnified Parties”) from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the Purchaser Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with or relating to:

(i)

any non-fulfilment or breach of any covenant or agreement on the part of the Vendor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendor pursuant to this Agreement;

(ii)

any misrepresentation or any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any certificate or other document furnished by or on behalf of the Vendor pursuant to this Agreement;

(iii)	liability to third Persons arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products or warranty obligations respecting Products;
(iv)	any liabilities, debts and obligations of the Vendor not forming part of the Assumed Liabilities;

(v)

the failure to obtain any necessary approvals, consents, waivers or modifications for any Restricted Rights referred to in Section 2.6 including, without limitation, any Claims relating to any resultant termination of any such Restricted Rights or any increase of obligations or decrease of rights or entitlements of the Purchaser;

(vi)

the carrying on, operation or transfer of the Business by the Vendor for which the Purchaser is liable pursuant to the Transfer of Business (Protection of Creditors) Ordinance under the Laws of Hong Kong, except any such claims pertaining solely to the Assumed Liabilities;

(vii)

any failure by the Vendor to withhold any Taxes or other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person) or to duly and timely remit to the appropriate Governmental Authority such Taxes and other amounts required by Law to be remitted by the Vendor;

(viii)

the failure to file on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Laws; the failure to file Tax Returns and reports that are true, correct and complete in all respects; the failure to pay all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by the Vendor;

(ix)

the failure to establish and adhere to procedures that require all of their foreign suppliers of merchandise (including components and raw materials for merchandise) to comply with U.S. Compatible Foreign Workplace Standards in the facilities where merchandise for the Vendor is made or otherwise handled; and

(x)	the termination of the employment of Peter Dilworth by WW Limited.

(b)	The Vendor’s obligations under Section 10.1(a) shall be subject to the following limitations:
(i)

the obligations of the Vendor under Section 10.1(a)(ii) shall terminate on the date on which each representation and warranty of the Vendor no longer survives as specified under Section 6.2(b), except with respect to bona fide Claims by Purchaser Indemnified Parties set forth in written notices given by a Purchaser Indemnified Party to the Vendor prior to the relevant specified date;

(ii)

for Claims made under Sections 10.1(a)(ii) and 10.1(a)(ix), the Vendor shall not be required to pay any such amount unless the aggregate of such Claims exceeds $1,000,000 and upon the aggregate of such Claims exceeding $1,000,000 the Vendor shall be required to pay the amount owing in respect of all such Claims including the $1,000,000; except that the foregoing limitation shall not apply to wilful breaches of this Agreement or fraud; and

(iii)	the aggregate liability of the Vendor for all Claims made under Sections 10.1(a)(ii) and 10.1(a)(ix) shall be limited to the amount of the Purchase Price actually received by the Vendor.
(c)

If a claim for indemnification does not result in a judgment, Order or award in favour of the Purchaser Indemnified Parties, neither the Purchaser Indemnified Parties nor the Vendor shall be entitled to any award of costs in respect of the proceedings.

(d)

The benefit of this indemnity may be assigned in whole or in part by the Purchaser to any successor or assign of the Purchaser or to a purchaser of any other Purchased Assets and the Vendor consents to any such assignment. In the event of any such assignment, the benefit of this indemnity may be claimed by both the assignor and the assignee and the number of such assignments shall not negate the effectiveness of this clause.

10.2	Indemnification by the Purchaser
(a)

The Purchaser shall indemnify and save harmless the Vendor, its directors, officers, employees, agents and shareholders (collectively referred to as the “Vendor Indemnified Parties”), on an after-Tax basis, from and against all Claims, whether or not arising due to third party Claims, which may be made or brought against the Vendor Indemnified Parties, or which they may suffer or incur, directly or indirectly as a result of or in connection with or relating to:

(i)

any non-fulfilment or breach of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser pursuant to this Agreement;

(ii)

any misrepresentation or any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any certificate or other document furnished by or on behalf of the Purchaser pursuant to this Agreement.

(b)

The Purchaser’s obligations under Section 10.2(a) shall terminate on the third anniversary of this Agreement except with respect to bona fide Claims by Vendor Indemnified Parties set forth in written notices given by a Vendor Indemnified Party to the Purchaser prior to such date.

10.3	Indemnification Procedures for Third Party Claims
(a)

In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification (the “Indemnified Party”) shall give prompt notice, and in any event within 20 days, to the other Party (the “Indemnifying Party”) of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence.

(b)

The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in Section 10.3(a), to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c)

Upon the assumption of control of any Claim by the Indemnifying Party as set out in Section 10.3(b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel and experts reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party.

(d)

The final determination of any Claim pursuant to this Section, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(e)

If the Indemnifying Party does not assume control of a Claim as permitted in Section 10.3(b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

10.4	Tax Status of Indemnification Payments

Any payment made by the Vendor pursuant to this ARTICLE 10 shall constitute a reduction of the Purchase Price and any payment made by the Purchaser pursuant to this ARTICLE 10 shall constitute an increase in the Purchase Price. In either case, each of the Vendor and the Purchaser shall, within a reasonable time of payment and receipt of such payment, as applicable, and in any event within two months of such payment, request all amendments to its current or past Tax Returns as may be necessary to reflect the foregoing. For greater certainty, any such reduction of, or increase in, the Purchase Price shall be allocated among the Purchased Assets to which such payment by the Vendor or Purchaser, respectively, can reasonably be considered to relate and, if such reduction of or increase in the Purchase Price does not relate to specific Purchased Assets, it shall be allocated in the same relative proportions as those set out in the Purchase Price allocation made in accordance with Section 3.3. If any payment made by the Vendor or the Purchaser pursuant to this ARTICLE 10 is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

10.5	Exclusive Remedy

The rights of indemnity set forth in this ARTICLE 10 are the sole and exclusive remedy of each Party in respect of any misrepresentation, incorrectness in or breach of any representation or warranty, or breach of covenant, by the other Party under this Agreement but are not, for clarity, the sole and exclusive remedy under any instruments, assignments or documents delivered or to be delivered pursuant to this Agreement. Accordingly, the Parties waive, from and after the Closing, any and all rights, remedies and claims that one Party may have against the other, whether at law, under any statute or in equity (including but not limited to claims for contribution or other rights of recovery arising under any Environmental Laws, claims for breach of contract, breach of representation and warranty, negligent misrepresentation and all claims for breach of duty), or otherwise, directly or indirectly, relating to the provisions of this Agreement or the transactions contemplated by this Agreement other than as expressly provided for in this ARTICLE 10, other than those arising with respect to any fraud or wilful misconduct and other than those provided for in any instruments, assignments or documents delivered pursuant to this Agreement. The Parties agree that if a Claim for indemnification is made by one Party in accordance with Section 10.1 or Section 10.2 as the case may be, and there has been a refusal by the other Party to make payment or otherwise provide satisfaction in respect of such Claim, then a legal proceeding is the appropriate means to seek a remedy for such refusal. It is understood and agreed that the Purchaser’s remedies at law for a breach by the Vendor of its obligations under this Agreement relating to (a) the assignments of the Technology, (b) the actual or threatened disclosure of the Technical Information which are trade secrets, confidential information and other proprietary know-how without the prior express written consent of the Purchaser, or (c) the actual or threatened infringement of the Technology, will be inadequate and that in the event of any such breach or threatened breach, the Purchaser will be entitled to equitable relief in any court of competent jurisdiction without the necessity of posting any bond (including without limitation preliminary and permanent injunctive relief) in addition to all other remedies provided hereunder or available at law. This ARTICLE 10 shall remain in full force and effect in all circumstances and shall not be terminated by any breach (fundamental, negligent or otherwise) by any Party of its representations, warranties or covenants under this Agreement or under any Closing document or by any termination or rescission of this Agreement by any Party.

10.6	Trustee and Agent

Each Party acknowledges that the other Party is acting as trustee and agent for the remaining Purchaser Indemnified Parties or Vendor Indemnified Parties, as the case may be, on whose behalf and for whose benefit the indemnity in Section 10.1 or Section 10.2, as the case may be, is provided and that such remaining Indemnified Parties shall have the full right and entitlement to take the benefit of and enforce such indemnity notwithstanding that they may not individually be parties to this Agreement. Each Party agrees that the other Party may enforce the indemnity for and on behalf of such remaining Indemnified Parties and, in such event, the Party from whom indemnification is sought will not in any proceeding to enforce the indemnity by or on behalf of such remaining Indemnified Parties assert any defence thereto based on the absence of authority or consideration or privity of contract and irrevocably waives the benefit of any such defence.

ARTICLE 11

GENERAL

11.1	Public Notices

The Parties shall jointly plan and co-ordinate any public notices, press releases, and any other publicity concerning the transactions contemplated by this Agreement and no Party shall act in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure is required to meet timely disclosure obligations of any Party under Laws or stock exchange rules in circumstances where prior consultation with the other Party is not practicable and a copy of such disclosure is provided to the other Party.

11.2	Expenses

Except as otherwise provided in this Agreement each Party shall pay all costs and expenses (including the fees and disbursements of legal counsel and other advisers) it incurs in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement. In particular, the Vendor shall be responsible for any fees and expenses of any broker or investment advisor retained in connection with the sale of the Purchased Assets and such fees and expenses shall not constitute an obligation of the Business or the Purchaser.

11.3	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered (whether in person, by courier service or other personal method of delivery), or if transmitted by facsimile or e-mail:

(a)	in the case of a Notice to the Vendor at:

c/o Wow Wee Limited

Unit 301 A-C, Energy Plaza

92 Granville Road

Tsimshatsui East, Kowloon

Hong Kong

Attention:	President
E-mail:	eric@wowwee.com.hk

with a copy to:

Wow Wee Group Limited

6600 Decarie Boulevard, Suite 200

Montreal, Québec

H3X 2K4

Attention:	Richard Yanofsky, President
Fax:	(514) 344-1252
E-mail:	richard@wowwee.com

and with a copy to:

Fraser Milner Casgrain LLP

1 Place Ville Marie

39th Floor

Montreal, Québec

H3B 4M7

Attention:	Charles R. Spector
Fax:	(514) 866-2241
E-mail:	charles.spector@fmc-law.com
(b)	in the case of a Notice to the Purchaser at:

Optimal Group Inc.

c/o Optimal Group Inc.

3500 de Maisonneuve Blvd. W.

Suite 1700

Montréal, Québec H3Z 3C1

Attention:	Co-Chairman
Fax:	(514) 738-8355
E-mail:	holdeno@opmr.com

with a copy to:

Osler, Hoskin & Harcourt LLP

1000 de La Gauchetiere St. W.

Suite 2100

Montreal, Québec

H3B 4W5

Attention:	Warren Katz
Fax:	(514) 904-8101
E-mail:	wkatz@osler.com

(c)	in the case of a Notice to the Guarantors at:

c/o Wow Wee Group Limited

6600 Decarie Boulevard, Suite 200

Montreal, Québec

H3X 2K4

Attention:	Richard Yanofsky, President
Fax:	(514) 344-1252
E-mail:	richard@wowwee.com

with a copy to:

Fraser Milner Casgrain LLP

1 Place Ville Marie

39th Floor

Montreal, Québec

H3B 4M7

Attention:	Charles R. Spector
Fax:	(514) 866-2241
E-mail:	charles.spector@fmc-law.com

Any Notice delivered or transmitted to a Party as provided above shall be deemed to have been given and received on the day it is delivered or transmitted, provided that it is delivered or transmitted on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if the Notice is delivered or transmitted after 5:00 p.m. local time or if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day.

Any Party may, from time to time, change its address by giving Notice to the other Parties in accordance with the provisions of this Section.

11.4	Assignment

The Purchaser shall be entitled to assign all of its rights and obligations under this Agreement to any Affiliate of the Purchaser. In such case, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement, except that such assignment shall not release the Purchaser from liability for its obligations under this Agreement. Except for such permitted assignment, no party may assign this Agreement or any of the benefits, rights or obligations under this Agreement or enter into any participation agreement with respect to the benefits under this Agreement without the prior written consent of the other Parties.

11.5	Enurement

This Agreement enures to the benefit of and is binding upon the Parties and their respective heirs, attorneys, guardians, estate trustees, executors, trustees, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.6	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any Party, is binding unless executed in writing by the Party to be bound thereby.

11.7	Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

11.8	Language

The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.9	Execution and Delivery

This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles together constitute one and the same agreement.

[Remainder of page left blank intentionally.]

S-1

IN WITNESS OF WHICH the Parties have executed this Agreement.

WOW WEE LIMITED
By:	/s/ Lau Tung Ching Eric
Name: Lau Tung Ching Eric
Title: Chief Operating Officer
By:	/s/ Peter Yanofsky
Name: Peter Yanofsky
Title: Director

WOW WEE GROUP COMPANY
By:	/s/ Richard Yanofsky
Name: Richard Yanofsky
Title: Director, President and Secretary

WOW WEE MARKETING, INC.
By:	/s/ Richard Yanofsky
Name: Richard Yanofsky
Title: Director, President and Secretary-Treasurer

Asset Purchase Agreement

S-2

OPTIMAL GROUP INC.
By:	/s/ Holden L. Ostrin
Name: Holden L. Ostrin
Title: Co-Chairman
By:	/s/ Neil S. Wechsler
Name: Neil S. Wechsler
Title: Co-Chairman and Chief Executive Officer

POWER ASSETS PACIFIC LTD.
By:	/s/ Lau Tung Ching Eric
Name: Lau Tung Ching Eric
Title: Chief Operating Officer
By:	/s/ Peter Yanofsky
Name: Peter Yanofsky
Title: Director

/s/ Richard Yanofsky
RICHARD YANOFSKY

/s/ Peter Yanofsky
PETER YANOFSKY

/s/ David Goldhar
DAVID GOLDHAR

/s/ Lau Tung Ching Eric
ERIC LAU TUNG CHING

Asset Purchase Agreement

LIST OF SCHEDULES

Schedule	Description
Schedule 1.1(A)	Assumed Contracts
Schedule 1.1(B)	Excluded Assets
Schedule 1.1(C)	Excluded Receivables
Schedule 1.1(D)	Excluded Liabilities
Schedule 1.1(E)	Shareholder Loans
Schedule 1.1(F)	Tangible Personal Property
Schedule 1.1(G)	Other Assumed Liabilities
Schedule 3.3	Allocation of Purchase Price
Schedule 4.8	Restricted Rights
Schedule 4.9	Regulatory Approvals
Schedule 4.11	Financial Statements
Schedule 4.12	Undisclosed Liabilities
Schedule 4.13	Absence of Changes and Unusual Transactions
Schedule 4.14	Non-Arm’s Length Transactions
Schedule 4.17	Major Suppliers and Customers
Schedule 4.19	Permitted Encumbrances
Schedule 4.21	Location of the Assets
Schedule 4.25	Governmental Authorizations
Schedule 4.27	Technology
Schedule 4.28	Equipment Contracts
Schedule 4.30	Leased Real Property
Schedule 4.32	Environmental Matters
Schedule 4.33	Employment Matters
Schedule 4.35	Pension and Other Benefit Plans
Schedule 4.37	Insurance
Schedule 4.38	Material Contracts
Schedule 4.40	Litigation
Schedule 4.43	Trade Allowances
Schedule 4.44	Third Party Consents
Schedule 4.45	Broker
Schedule 4.48	Cash Balance
Schedule 4.49	Banking Facilities
Schedule 4.50	Accredited Investor Designation
Schedule 7.7	Closing Restricted Rights and Consents
Schedule 7.11	Form of Non-Compete Agreement
Schedule 7.14	Employment Agreements
Schedule 7.15	Intellectual Property Assignments